
                                                                     Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                TUT SYSTEMS, INC.

                          TIGER ACQUISITION CORPORATION

                                 TEKTRONIX, INC.

                                       AND

                               VIDEOTELE.COM, INC.

                          Dated as of October 28, 2002

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                                TABLE OF CONTENTS

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                                                                            Page
                                                                            ----
ARTICLE I THE MERGER .......................................................  1

    1.1    The Merger ......................................................  1
    1.2    Effective Time; Closing .........................................  1
    1.3    Effect of the Merger ............................................  2
    1.4    Articles of Incorporation; Bylaws ...............................  2
    1.5    Directors and Officers ..........................................  2
    1.6    Effect on Capital Stock .........................................  2
    1.7    Dissenting Shares ...............................................  4
    1.8    Surrender of Certificates .......................................  4
    1.9    No Further Ownership Rights in Company Common Stock and Company
           Preferred Stock .................................................  5
    1.10   Lost, Stolen or Destroyed Certificates ..........................  5
    1.11   Taking of Necessary Action; Further Action ......................  5
    1.12   Certain Definitions .............................................  6
    1.13   Principal Amount of Note and Adjustments ........................  8
    1.14   Estimated Net Book Value ........................................  8
    1.15   Company Net Book Value Adjustment ...............................  9
    1.16   The Stock Portion Adjustment .................................... 10

ARTICLE II REPRESENTATIONS AND WARRANTIES OF PARENT AND COMPANY ............ 10

    2.1    Organization and Qualification; Subsidiaries .................... 10
    2.2    Articles of Incorporation and Bylaws ............................ 11
    2.3    Capitalization .................................................. 11
    2.4    Authority Relative to this Agreement ............................ 12
    2.5    No Conflict; Required Filings and Consents ...................... 12
    2.6    Compliance; Permits ............................................. 13
    2.7    Financial Statements ............................................ 14
    2.8    Absence of Certain Changes or Events ............................ 14
    2.9    Absence of Litigation ........................................... 19
    2.10   Customers; Suppliers ............................................ 19
    2.11   Product and Service Warranties .................................. 19
    2.12   Employee Benefit Plans .......................................... 20
    2.13   Labor Matters ................................................... 22
    2.14   Key Employees ................................................... 23
    2.15   Material Contracts .............................................. 23
    2.16   Guaranties, Intercompany Contracts .............................. 23
    2.17   Restrictions on Business Activities ............................. 23
    2.18   Title to Property ............................................... 24
    2.19   Environmental Matters ........................................... 24
    2.20   Intellectual Property ........................................... 24
    2.21   Board Approval .................................................. 27

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
     2.22     Assets ....................................................................  27

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT ....................................  27

     3.1      Organization and Qualification ............................................  27
     3.2      Authority Relative to this Agreement ......................................  27
     3.3      No Conflict; Required Filings and Consents ................................  28
     3.4      Brokers ...................................................................  28

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB ...................  28

     4.1      Organization and Qualification; Subsidiaries ..............................  28
     4.2      Certificate of Incorporation and Bylaws ...................................  29
     4.3      Capitalization ............................................................  29
     4.4      Valid Issuance of Note ....................................................  30
     4.5      Authority Relative to this Agreement ......................................  30
     4.6      No Conflict; Required Filings and Consents ................................  30
     4.7      SEC Filings; Financial Statements .........................................  31
     4.8      Liabilities ...............................................................  31
     4.9      Absence of Litigation .....................................................  32
     4.10     Board Approval ............................................................  32
     4.11     Compliance ................................................................  32
     4.12     Brokers ...................................................................  32

ARTICLE V CONDUCT PRIOR TO THE EFFECTIVE TIME ...........................................  33

     5.1      Conduct of Business by Company and Parent .................................  33
     5.2      Conduct of Business by Purchaser ..........................................  35

ARTICLE VI ADDITIONAL AGREEMENTS ........................................................  36

     6.1      Filings ...................................................................  36
     6.2      Meeting of Company Shareholders ...........................................  36
     6.3      Confidentiality; Access to Information ....................................  36
     6.4      Public Disclosure .........................................................  37
     6.5      Reasonable Efforts; Notification ..........................................  37
     6.6      Employee Benefits .........................................................  38
     6.7      Third Party Consents ......................................................  39
     6.8      Non-Competition ...........................................................  39
     6.9      Presence in Portland Metropolitan Area ....................................  41
     6.10     Audit .....................................................................  41
     6.11     Parent Agreement to Vote Shares ...........................................  41
     6.12     Termination and Liability for Company Employees ...........................  41
     6.13     Intercompany Accounts .....................................................  41
     6.14     Transition Services Agreement .............................................  42
     6.15     Standstill and Disposition Agreement ......................................  42
     6.16     Cross License Agreement and Amended Technology Transfer Agreement .........  42
     6.17     Release of Parent Guarantees ..............................................  42

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
ARTICLE VII CONDITIONS TO THE MERGER ...................................................  42

    7.1    Conditions to Obligations of Each Party to Effect the Merger ................  42
    7.2    Additional Conditions to Obligations of Company and Parent ..................  43
    7.3    Additional Conditions to the Obligations of Purchaser and Merger Sub ........  43

ARTICLE VIII TAX MATTERS ...............................................................  44

    8.1    Definition of Taxes .........................................................  44
    8.2    Tax Representations .........................................................  45
    8.3    Indemnity ...................................................................  46
    8.4    Tax Returns .................................................................  47
    8.5    Refunds and Credits .........................................................  47
    8.6    Termination of Tax Sharing Agreements .......................................  48
    8.7    Conduct of Audits and Other Procedural Matters ..............................  48
    8.8    Section 338(h)(10) Election .................................................  49
    8.9    Assistance and Cooperation ..................................................  49
    8.10   Survival ....................................................................  50

ARTICLE IX INDEMNIFICATION .............................................................  50

    9.1    Survival of Representations and Warranties ..................................  50
    9.2    Indemnification by Parent ...................................................  51
    9.3    Limits on Parent Indemnification ............................................  52
    9.4    Reduction in Principal Amount of Note .......................................  53
    9.5    Indemnification by the Purchaser ............................................  53
    9.6    Limits on Purchaser Indemnification .........................................  54
    9.7    Exclusive Rights ............................................................  55

ARTICLE X TERMINATION, AMENDMENT AND WAIVER ............................................  55

    10.1   Termination .................................................................  55
    10.2   Notice of Termination; Effect of Termination ................................  56
    10.3   Fees and Expenses ...........................................................  56
    10.4   Amendment ...................................................................  56
    10.5   Extension; Waiver ...........................................................  56

ARTICLE XI GENERAL PROVISIONS ..........................................................  56

    11.1   Notices .....................................................................  56
    11.2   Interpretation; Knowledge ...................................................  58
    11.3   Counterparts ................................................................  58
    11.4   Entire Agreement; Third Party Beneficiaries .................................  59
    11.5   Severability ................................................................  59
    11.6   Other Remedies; Specific Performance ........................................  59
    11.7   Governing Law ...............................................................  59
    11.8   Rules of Construction .......................................................  59
    11.9   Assignment ..................................................................  59
    11.10  Waiver of Jury Trial ........................................................  60

                                INDEX OF EXHIBITS

Exhibit A      Form of Articles and Plan of Merger

Exhibit B      Form of Standstill and Disposition Agreement

Exhibit C      Form of Subordinated Note

Exhibit D      Form of Cross License Agreement

Exhibit E      Form of Amended Technology Transfer Agreement

Exhibit F      Form of Transition Services Agreement

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER is made and entered into as of October 28, 2002, among Tut Systems, Inc., a Delaware corporation ("Purchaser"), Tiger Acquisition Corporation, an Oregon corporation and a wholly-owned subsidiary of Purchaser ("Merger Sub"), Tektronix, Inc., an Oregon corporation ("Parent") and VideoTele.com, Inc., an Oregon corporation and a majority-owned subsidiary of Parent ("Company").

                                    RECITALS

     WHEREAS, upon the terms and subject to the conditions set forth herein and in accordance with the provisions of the Oregon Business Corporation Act (the "OBCA"), Purchaser, Merger Sub, Parent and Company are entering into a business combination pursuant to which Merger Sub will merge with and into Company, with the result that Company shall be the surviving corporation and shall become a wholly-owned subsidiary of Purchaser, all upon the terms and conditions set forth herein.

     WHEREAS, the Boards of Directors of Purchaser, Merger Sub, and Company have
(i) determined that the Merger is consistent with and in furtherance of their long-term business strategies and fair to, advisable and in the best interests of their respective securityholders; (ii) approved this Agreement and all other agreements and transactions contemplated by this Agreement; and (iii) in the case of the Board of Directors of Company, determined to recommend that its shareholders vote to approve the Merger.

     WHEREAS, Parent has approved the Agreement and all other agreements contemplated by the Agreement to which it is or will be a party.

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the OBCA, Merger Sub shall be merged with and into Company (the "Merger"), the separate corporate existence of the Merger Sub shall cease and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing articles of merger in the form attached as Exhibit A with the Secretary of State of the State of Oregon in accordance with the relevant provisions of Oregon law (the "Merger Documents") (the time of such filing (or such later time as may be agreed in writing by Company and Purchaser and specified in the Merger Documents) being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term "Agreement" as used herein refers collectively to this Agreement and Plan of Merger and the articles of merger. The closing of the Merger (the "Closing") shall take place at the offices of Stoel Rives LLP, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VII, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the OBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4 Articles of Incorporation; Bylaws.

         (a) At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation of the Surviving Corporation; provided, however, that at the Effective Time the Articles of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "Company."

         (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

     1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time.

     1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holders of any of the following securities, the following shall occur:

         (a) Conversion of Company Common Stock and Company Preferred Stock. At the Effective Time, without any action on the part of the holders of the following securities: (i) each outstanding share of common stock, no par value, of Company (the "Company Common Stock"), upon the terms and subject to the conditions set forth below and throughout this Agreement, will be canceled and extinguished and, pursuant to the terms of Company's articles of incorporation, shall receive no consideration therefor, and (ii) each outstanding share of preferred stock, no par value, of Company (the "Company Preferred Stock"), upon the terms and subject to the conditions set forth below and throughout this Agreement will be canceled and extinguished and automatically converted (subject to Section 1.6(d) and Section 1.6(e)) into the right to receive: (i) that number of shares of Purchaser Common Stock equal to the Stock Exchange Ratio (as defined and subject to adjustment as set forth in Section
1.12 hereof) and (ii) the Note Portion (as defined and subject to adjustment as set forth in Section 1.12 hereof) (the number of shares equal to the Stock Exchange Ratio and the Note Portion being referred to herein, collectively, as the "Merger Consideration") upon surrender of the certificate representing such share of Company Preferred Stock in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10).

         (b) Treatment of Options. On or prior to the date hereof, the Board of Directors of Company shall have amended the Company Stock Option Plan, in light of the structure of the transaction, in which Company will become a wholly-owned subsidiary of Purchaser, to provide for the cancellation of all Company Options on and as of the Effective Time due to the following: under Section 12(b) of the Company Stock Option Plan, in a transaction such as the Merger the Board of Directors of the Company has the option of either (i) having the Surviving Corporation assume the Company Options at the exchange ratio applicable to the Company Common Stock or (ii) accelerating the exercisability of the Company Options. The election of either option in the preceding sentence would result in the holders of Company Options receiving nothing upon the exercise of their respective options. Accordingly, all Company Options would effectively be cancelled at the Effective Time upon an election of either of the above options by the Board of Directors of the Company. Promptly after the date hereof, the Company shall give a notice (the "Cancellation Notice") to all holders of Company Options, whether or not required under any Company Stock Option Plan or under any agreements relating to the Company Options, informing such holders of the foregoing, the form and substance of which shall be subject to the reasonable review of Purchaser. The Cancellation Notice shall be provided as of the date of this Agreement.

         (c) Common Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall thereafter evidence ownership shares of the common stock of the Surviving Corporation.

         (d) Adjustments to Stock Exchange Ratio. The Stock Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Purchaser Common Stock or Company Preferred Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Purchaser Common Stock or Company Preferred Stock occurring on or after the date hereof and prior to the Effective Time.

         (e) Fractional Shares. No fraction of a share of Purchaser Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Preferred Stock who would otherwise be entitled to a fraction of a share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificates(s) (as defined in Section 1.8) receive from Purchaser an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average last sale price on Nasdaq of one share of Purchaser Common Stock for the five (5) most recent days that Purchaser Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on Nasdaq.

     1.7 Dissenting Shares.

         (a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has not effectively withdrawn or lost such holder's dissenters' rights under Sections
60.551 through 60.594 of the OBCA ("Dissenting Shares") shall not be converted into the consideration for Company Common Stock set forth in Section 1.6 hereof (and subject to the provisions of Article IX hereof), but the holder thereof shall only be entitled to such rights as are provided by the OBCA.

         (b) Notwithstanding the provisions of Section 1.7(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's dissenters' rights under the OBCA, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the consideration for Company Common Stock set forth in Section 1.6 hereof, without interest thereon, and subject to the provisions of Section 1.8, upon surrender of the certificate(s) representing such shares.

         (c) Company shall give Purchaser (i) prompt notice of any written demand for dissenters' rights received by the Company pursuant to the applicable provisions of the OBCA, and (ii) the opportunity to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any such demands, offer to settle or settle any such demands.

     1.8 Surrender of Certificates.

         (a) Purchaser to Provide Merger Consideration. At the Effective Time, Purchaser shall make available for exchange in accordance with this Article I, the shares of common stock of Purchaser (the "Purchaser Common Stock") and the Note (as defined in Section 1.12 hereof) issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Preferred Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(e) and any dividends or distributions to which holders of shares of Company Preferred Stock may be entitled pursuant to Section 1.8(b).

         (b) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Purchaser Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered certificate or certificates of Company Preferred Stock (the "Certificates") with respect to the shares of Purchaser Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Purchaser shall deliver to the record holders thereof, without interest, certificates representing whole shares of Purchaser Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(e) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Purchaser Common Stock.

          (c) Transfers of Ownership. If certificates representing shares of Purchaser Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Purchaser Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

          (d) No Liability. Notwithstanding anything to the contrary in this
Section 1.8, neither the Purchaser nor the Surviving Corporation shall be liable to a holder of shares of Purchaser Common Stock, Company Common Stock or Company Preferred Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law following the passage of time specified therein.

     1.9 No Further Ownership Rights in Company Common Stock and Company Preferred Stock. All shares of Purchaser Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(e) and Section 1.8(b)) along with the Note Portion, shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock and Company Preferred Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock and Company Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificate(s) shall have been lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed Certificate(s), upon the making of an affidavit of that fact by the holder thereof, certificate(s) representing the shares of Purchaser Common Stock into which the shares of Company Preferred Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.8(b); provided, however, that Purchaser may, in its sole and absolute discretion and as a condition precedent to the issuance of such certificates representing shares of Purchaser Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Purchaser or the Surviving Corporation with respect to the Certificate(s) alleged to have been lost, stolen or destroyed.

     1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub immediately prior to the Effective Time will take all such lawful and necessary action.

     1.12 Certain Definitions. For the purposes of and under this Agreement, the following terms shall have the following respective meanings:

          (a) "Actual Company Net Book Value" has the meaning set forth in
Section 1.15.

          (b) "Affiliate" shall mean, except for purposes of Section 2.12, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified.

          (c) "Average Purchaser Stock Price" shall mean the average of the last sale price on Nasdaq of one (1) share of Purchaser Common Stock beginning on and including the date of this Agreement through and including November 29, 2002 as reported on Nasdaq; provided that such average stock price shall not exceed $1.10 per share nor be less than $0.40 per share of Purchaser Common Stock.

          (d) "Blue Sky Laws" shall mean state securities laws.

          (e) "Board" shall mean the board of directors of the Purchaser.

          (f) "Book Value Adjustments" shall mean the sum of the items set forth in Schedule 1.12(f) hereto, to the extent such items are not reflected on the balance sheet of Company used to calculate the Estimated Net Book Value.

          (g) "Closing Balance Sheet" shall mean a balance sheet of Company as of the Effective Time prepared in accordance with GAAP and the accounting principles utilized in the preparation of the Reference Balance Sheet.

          (h) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (i) "Company Option" shall mean an option to purchase Company Common Stock pursuant to the Company Stock Option Plan.

          (j) "Company Stock Option Plan" shall mean the 2000 Stock Incentive Plan of Company.

          (k) "Company Net Book Value" shall mean the Estimated Net Book Value minus the Book Value Adjustments.

          (l) "Estimated Net Book Value" shall mean the estimated net book value of Company determined pursuant to Section 1.14 hereof.

          (m) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (n) "Final Note Amount" means the Initial Note Face Value after adjustment for the items specified in Section 1.13 below.

          (o) "Fixed Value" shall mean the Stock Portion multiplied by the Initial Average Purchaser Stock Price.

          (p) "GAAP" shall mean generally accepted accounting principles in the United States.

          (q) "Initial Average Purchaser Stock Price" shall mean the average closing sale price of one (1) share of Purchaser Common Stock as reported on Nasdaq from the date of this Agreement until and including one (1) trading day prior to the Effective Time, but only if the Effective Time occurs prior to November 27, 2002.

          (r) "Initial Note Face Value" shall mean an amount equal to the Company Net Book Value minus the Fixed Value, subject to adjustment as described in Section 1.13 below.

          (s) "Nasdaq" shall mean the Nasdaq National Market System.

          (t) "Note Portion" shall mean a note payable to the holder of Company Preferred Stock with a principal amount equal to the Initial Note Face Value subject to adjustment as provided in Section 1.13 and Articles VIII and IX below and substantially in the form of Exhibit C hereto (the "Note").

          (u) "Parent's Accountants" shall mean Deloitte & Touche LLP, independent accountants of the Parent.

          (v) "Purchaser Shares" shall mean the aggregate number of shares of Purchaser Common Stock outstanding immediately prior to the Effective Time.

          (w) "Purchaser's Accountants" shall mean PriceWaterhouseCoopers LLP, independent accountants of the Purchaser.

          (x) "Reference Balance Sheet" means the unaudited consolidated balance sheet (including the related notes and schedules thereto) of the Company prepared in accordance with GAAP consistent with past practice, dated as of September 30, 2002 a copy of which is set forth in Section 2.7 of the Company Schedule.

          (y) "Reference Balance Sheet Date" shall mean September 30, 2002.

          (z) "Regulations" shall mean the treasury regulations (including temporary regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

          (aa) "SEC" shall mean the Securities and Exchange Commission of the United States.

          (bb) "Securities Act" shall mean the Securities Act of 1933, as amended.

          (cc) "Stock Exchange Ratio" shall mean the quotient obtained by dividing (x) the Stock Portion by (y) the number of shares of Company Preferred Stock outstanding at the Effective Time.

          (dd) "Stock Portion" shall mean the number of shares of Purchaser Common Stock equal to 19.9% multiplied by the Purchaser Shares at the Effective Time.

          (ee) "Stock Price Adjustment" shall mean the positive or negative difference, if any, between (a) the product of: (x) the Stock Portion, and (y) the Average Purchaser Stock Price, and (b) the Fixed Value.

     1.13 Principal Amount of Note and Adjustments.

          (a) The principal amount of the Note shall be equal to the Initial Note Face Value.

          (b) No later than December 4, 2002, Purchaser shall deliver written notice to Parent of any Stock Price Adjustment setting forth the calculations used in determining such adjustment in reasonable detail. The principal amount of the Note shall automatically be adjusted downward or upward, as the case may be, in the amount of the Stock Price Adjustment as set forth in the Note attached hereto as Exhibit C.

          (c) If the Closing Date is after November 15, 2002, the principal amount of the Note shall automatically be adjusted upward or downward in an amount equal to the PNV Adjustment as provided in Section 1.15 below.

          (d) The principal amount of the Note shall automatically be adjusted downward in the amount of any unpaid indemnification obligations of Parent under Articles VIII and IX, the amount and finality of such amounts to be determined in accordance with the procedures and limitations set forth therein.

     1.14 Estimated Net Book Value.

          (a) If the Closing Date is on or before November 15, 2002, the estimated net book value of Company shall be determined as of October 31, 2002, utilizing the accounting principles and line items used in the preparation of the Reference Balance Sheet. Parent shall deliver to Purchaser no later than November 6, 2002, its estimate of the Company's net book value as of October 31, 2002, which estimate shall be in reasonable detail, in a format comparable to the Reference Balance Sheet and shall be signed by the President of Company.

          (b) If the Closing Date is after November 15, 2002, the estimated net book value of Company shall be determined as of the second day business day prior to the Closing Date utilizing the accounting principles and line items used in the preparation of the Reference Balance

Sheet. Parent shall deliver to Purchaser its good faith estimate of Company's net book value as of the date two days prior to the Closing Date two days prior to the Closing Date, which estimate shall be in reasonable detail, in a format comparable to the Reference Balance Sheet and shall be signed by the President of Company.

          (c)  The estimates delivered and utilized under Sections 1.14 (a) and
(b) above shall be the "Estimated Net Book Value" for the purposes of this Agreement.

     1.15 Company Net Book Value Adjustment.

          (a) In the event that the Estimated Net Book Value is determined according to Section 1.14(b) above, as promptly as practicable, but in any event within sixty (60) calendar days following the Closing Date, Parent shall deliver to Purchaser the Closing Balance Sheet. Upon delivery of the Closing Balance Sheet, Parent shall provide Purchaser and its representatives with full access to the officers, employees, agreements, and books and records of the Company and each of its subsidiaries in order to allow Purchaser and its representatives to verify the accuracy of the Company Balance Sheet.

          (b)  Disputes.

               (i) Subject to subsection (ii) of this Section 1.15(b), the Closing Balance Sheet delivered by Parent to the Purchaser, with deductions for the Book Value Adjustments, shall be deemed to be and shall be final, binding and conclusive on the parties hereto.

               (ii) Purchaser may dispute any amounts reflected on the Closing Balance Sheet, but only on the basis that the amounts reflected on the Closing Balance Sheet were not arrived at in accordance with GAAP applied on a basis consistent with the preparation of the Reference Balance Sheet and may not dispute items that are Book Value Adjustments, provided, however, that the Purchaser shall have notified Parent in writing of each disputed item, specifying the amount thereof in dispute and setting forth the basis for such dispute, within ten (10) business days of Parent's delivery of the Closing Balance Sheet to Purchaser. In the event of such a dispute, Purchaser and Parent shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If Purchaser and Parent are unable to reach a resolution, with such effect within twenty (20) business days after receipt by Parent of Purchaser's written notice of dispute, Purchaser, along with Purchaser's Accountants and Parent, along with Parent's Accountants, shall submit the items remaining in dispute for resolution to KPMG LLP (or, if such firm shall decline to act or is not, at the time of such submission, independent of the Purchaser, the Company and the Parent, to another independent accounting firm of international reputation mutually acceptable to the Purchaser and Parent) (either KPMG LLP or such other accounting firm being referred to herein as the "Independent Accounting Firm"), which shall, within thirty (30) business days after such submission, determine and report to the Purchaser and Parent upon such remaining disputed items, and such report shall be final, binding and conclusive on Purchaser and Parent. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Parent and the Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting

Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

               (iii) In acting under this Agreement, the Purchaser's Accountants, the Parent's Accountants and the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

               (iv) Adjustment. The Closing Balance Sheet shall be deemed final for the purposes of this Section 1.15 upon the earliest of (A) the failure of the Purchaser to notify Parent of a dispute within ten (10) business days of Parent's delivery of the Closing Balance Sheet to Purchaser, (B) the resolution of all disputes, pursuant to Section 1.15(b)(ii), by Purchaser and Parent and
(C) the resolution of all disputes, pursuant to Section 1.15(b)(ii), by the Independent Accounting Firm. "Actual Company Net Book Value" means the net book value of Company as of the Effective Time after giving effect to (A), (B) and
(C) minus the Book Value Adjustments. Within three (3) business days of the Closing Balance Sheet being deemed final, an adjustment to the principal amount of the Note shall be made as follows: in the event that the Estimated Net Book Value differs from the Actual Company Net Book Value as reflected on the Closing Balance Sheet, then the principal amount of the Note shall be adjusted upward or downward, as the case may be, in an amount equal to such difference (the "PNV Adjustment"). Purchaser shall deliver written notice to Parent specifying the amount thereof, which adjustment shall be automatically made in the amount of the difference.

     1.16 The Stock Portion Adjustment. The Stock Portion is subject to adjustment as follows: if any adjustment pursuant to Section 1.13 or Section
1.15 exceeds the principal balance of the Note, then the Stock Portion shall be reduced by such difference, and Parent shall return the number of shares of Purchaser Common Stock equal to such difference divided by the Average Purchaser Stock Price (the "Stock Portion Adjustment") to Purchaser within three (3) business days of receipt of written notice of such Stock Portion Adjustment by Purchaser. No failure of Purchaser to deliver a notice of the type specified in the immediately preceding sentence shall relieve Parent of the obligation created by any Stock Price Adjustment owed to Purchaser.

                                   ARTICLE II

              REPRESENTATIONS AND WARRANTIES OF PARENT AND COMPANY

     As of the date hereof, Parent and Company represent and warrant to Purchaser and Merger Sub, jointly and severally, subject to such exceptions as are disclosed in writing in the disclosure schedule supplied by Parent and Company to Purchaser dated as of the date hereof (the "Company Schedule"), as follows:

     2.1  Organization and Qualification; Subsidiaries.

          (a) Company is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Except as set forth in Section 2.1(a) of the Company Schedule, Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the assets it purports to own, operate or lease and to carry on its business as it is now being conducted except where the failure to have such Approvals would not have a Material Adverse Effect on the Company.

          (b) Company has no subsidiaries. Company has not agreed nor is obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect (a "Contract") under which it may become obligated to make, any future investment in or capital contribution to any other entity. Company does not directly or indirectly own any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

          (c) Company is qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the nature of its business makes such qualification or licensing necessary and where the failure to be so duly qualified or licensed would either individually or in the aggregate have a Material Adverse Effect on Company.

     2.2 Articles of Incorporation and Bylaws. Company has previously furnished to Purchaser a complete and correct copy of its Articles of Incorporation and Bylaws as amended to date (together, the "Company Charter Documents"). Such Company Charter Documents are in full force and effect. Company is not in violation of any of the provisions of the Company Charter Documents.

     2.3  Capitalization.

          (a) The authorized capital stock of Company consists of 200,000,000 shares of Company Common Stock, no par value and 20,000,000 shares of Company Preferred Stock, no par value. At the close of business on October 25, 2002, (i) 572,267 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; and (ii) 7,500,000 shares of Company Preferred Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and held by Parent. As of October 25, 2002, Company had reserved an aggregate of 3,927,733 shares of Company Common Stock, net of exercises and stock bonuses, for issuance to employees, consultants and non-employee directors pursuant to the Company Stock Option Plan under which there were (i) outstanding Company Options to purchase an aggregate of 2,137,394 shares of Company Common Stock, and (ii) 1,790,339 shares of Company Common Stock available for future grant. All shares of Company Common Stock subject to issuance under the Company Stock Option Plan, upon issuance in accordance with the terms and conditions set forth in the instruments pursuant to which such shares of Company Common Stock are issuable, would be duly authorized and validly issued, fully paid and nonassessable. All outstanding shares of Company Common Stock have been issued and granted in compliance with (i) all applicable federal and state securities laws and other applicable Legal Requirements (as defined below) and (ii) all requirements set forth in applicable contracts, agreements, and instruments. For the purposes of this Agreement, "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined below).

          (b) As of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.3(b) of the Company Schedule or as set forth in Section 2.3(a) hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company or any of its subsidiaries is a party or by which they are bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

     2.4 Authority Relative to this Agreement. Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Purchaser and Merger Sub, constitutes a legal and binding obligation of Company, enforceable against Company in accordance with its terms, except (i) as may be limited by (x) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (y) the effect of rules of law governing the availability of equitable remedies and (ii) as rights to indemnity or contribution may be limited under federal or state securities laws or by principles of public policy thereunder.

     2.5  No Conflict; Required Filings and Consents.

          (a) Except as set forth in Section 2.5(a) of the Company Schedule, the execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company shall not, (i) conflict with or violate the Company Charter Documents, (ii) subject to compliance with the requirements set forth in Section 2.5(b) below, to the knowledge of Company, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company is a party or by which Company or its properties are bound or affected, except in any case for such conflicts, violations, breaches, defaults or other occurrences that could not reasonably be expected to have a Material Adverse Effect on Company.

          (b) A unanimous action by written consent by the holders of the outstanding shares of Company Common Stock and Company Preferred Stock for approval of the Merger and the transactions contemplated by this Agreement (the "Company Voting Proposal") or the affirmative vote by the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock voting together as a single class and the affirmative vote of the majority of the Company Preferred Stock voting as a separate class on the record date for a meeting of Company shareholders to consider the Company Voting Proposal (the "Company Meeting") present or represented by proxy are the only vote of the holders of any class or series of Company's capital stock or other securities necessary to adopt this Agreement and for consummation by Company of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Company may vote.

          (c) Except as set forth in Section 2.5(c) of the Company Schedule, the execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a "Governmental Entity"), except for applicable requirements, if any, of Blue Sky Laws, and of foreign Governmental Entities and the rules and regulations thereunder, and the filing and recordation of the Merger Documents as required by Oregon law and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not otherwise have a Material Adverse Effect.

     2.6  Compliance; Permits.

          (a) Except as set forth in Section 2.6(a) of the Company Schedule, to the knowledge of Company, Company is not in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Company or by which its properties are bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company is a party or by which Company or its properties are bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not cause Company to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to the knowledge of Company, threatened against Company, nor, to the knowledge of Company, has any Governmental Entity indicated to Company an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Company, any acquisition of material property by Company or the conduct of business by Company.

          (b) Except as set forth in Section 2.6(b) of the Company Schedule, to the knowledge of Company, Company holds all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to operation of the business of Company taken as a whole as it is now being conducted (collectively, the "Company Permits"). Company is in compliance in all material respects with the terms of the Company Permits.

     2.7  Financial Statements.

          (a) Section 2.7(a) of the Company Schedule contains (i) unaudited consolidated financial statements of Company for the fiscal years ended May 31, 2002, May 31, 2001 and May 31, 2000, and (ii) unaudited financial statements of Company for the period beginning June 1, 2002 and ended September 30, 2002, including the Reference Balance Sheet (collectively and as amended, the "Company Reports").

          (b) Except as set forth in Section 2.7(b) of the Company Schedule, each of the financial statements (including, in each case, any notes thereto) contained in the Company Reports was prepared in accordance with GAAP applied on a basis consistent with past practice throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the financial position of the Company as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject to normal and recurring year-end adjustments which did not have and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect).

          (c) Except as and to the extent set forth or reserved against on the balance sheet of Company as reported in the Company Reports, including the notes thereto, Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except (i) liabilities provided for in Company's balance sheet as of September 30, 2002 (ii) liabilities incurred since September 30, 2002 in the ordinary course of business; or (iii) liabilities which are not material to the business, results of operations or financial condition of Company.

     2.8  Absence of Certain Changes or Events. Since September 30, 2002, except
(i) as disclosed in Section 2.8 of the Company Schedule, or (ii) provided for in or disclosed pursuant to subsections (i) - (xxiv) below, the business of the Company has been conducted in the ordinary course of business and consistent with past practice. As amplification and not limitation of the foregoing, except as disclosed in Section 2.8 of the Company Schedule, since September 30, 2002 the Company has not:

               (i) transferred to any person or entity, including Parent, any rights to its Intellectual Property (as defined in Section 2.20) other than transfers necessary to conduct development and manufacturing activities and sell products in the ordinary course of business consistent with past practice;

               (ii) knowingly permitted or allowed any of the assets or properties (whether tangible or intangible) of the Company to be subjected to any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership ("Encumbrance"), other than such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable which are not in excess of $50,000 in the aggregate; (b) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than thirty (30) days and (ii) are not in excess of $5,000 in the case of a single property or $50,000 in the aggregate at any time;
(c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property or assets that (i) were not incurred in connection with any indebtedness for borrowed money, (ii) do not render title to the property encumbered thereby unmarketable, (iii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and anticipated purposes and (iv) Encumbrances that could not reasonably be expected to have a Material Adverse Effect ("Permitted Encumbrances") and Encumbrances that will be released at or prior to the Closing;

               (iii) except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance or paid or otherwise discharged any liability, other than current liabilities reflected on the Reference Balance Sheet and current liabilities incurred in the ordinary course of business consistent with past practice since the Reference Balance Sheet Date;

               (iv) made any loan to, guaranteed any indebtedness for borrowed money of or otherwise incurred any indebtedness for borrowed money on behalf of any individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or government or political subdivision, agency or instrumentality of a government other than payroll, travel guaranties and other advances made in the ordinary course of business;

               (v) failed to pay any creditor any material amount owed to such creditor when due except as may be in accordance with the ordinary course of business consistent with past practice;

               (vi) redeemed any of the capital stock or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock of the Company or otherwise;

               (vii) made any material changes in the customary methods of operations of the Company, including, without limitation, practices and policies relating to manufacturing, purchasing, Inventories (as defined below), marketing, selling and pricing;

               (viii) merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets other than in the ordinary course of business consistent with past practice;

               (ix) made any capital expenditure or commitment of any capital expenditure in excess of $75,000 individually or $200,000 in the aggregate;

               (x) issued any sales orders or otherwise entered into an agreement that requires the Company to make any purchases involving payments by the Company in excess of $250,000 individually or $1,000,000 in the aggregate;

               (xi) sold, transferred, leased, subleased, licensed or otherwise disposed of any material properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible assets), other than the sale of Inventories in the ordinary course of business consistent with past practice;

               (xii) issued or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of, or any other interest in, the Company;

               (xiii) entered into any agreement, arrangement or transaction with any of its directors, officers, employees or shareholders (or with any relative, beneficiary, spouse or Affiliate of such Person);

               (xiv) (A) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company to any of its employees, consultants or directors or (B) established or increased or promised to increase any benefits under any Parent employee benefit or option plans, in either case except as required by law or any collective bargaining agreement or involving ordinary increases in the ordinary course of business consistent with the past practices of the Company;

               (xv) written down or written up the value of any Inventories or receivables or revalued any assets of the Company other than in the ordinary course of business consistent with past practice, and in accordance with GAAP;

               (xvi) amended, terminated, cancelled or compromised any material claims of the Company or waived any other rights of substantial value to the Company or settled any material litigation;

               (xvii) made any change in any method of accounting or accounting practice or policy used by the Company, other than such changes required by GAAP or disclosed in Section 2.8 of the Company Schedule;

          (xviii)   amended or modified in any material respect, or consented to the termination of, any Material Contract (as defined below) or the Company's rights thereunder;

          (xix) amended or restated Company Charter Documents (or other organizational documents of Company);

          (xx) knowingly disclosed any secret or confidential Intellectual Property (except by way of issuance of a patent or a valid confidentiality agreement); or knowingly permitted to lapse or go abandoned any Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, the Company has any right, title, interest or license;

          (xxi) made any express or deemed election (other than as set forth on the Company's tax returns) or settled or compromised any material liability, with respect to Taxes (as defined in Section 8.1) of the Company;

          (xxii) suffered any casualty loss or damage with respect to any of the assets which in the aggregate have a replacement cost of more than $100,000, and which is not covered by insurance;

          (xxiii)   suffered any Material Adverse Effect; or

          (xxiv) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 2.8 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 2.8, except as expressly contemplated by this Agreement.

     For purposes of this Agreement, the term "Inventories" shall mean all inventory, merchandise, finished goods, raw materials, packaging and supplies of the Company.

     For purposes of this Agreement, the term "Material Contracts" shall mean the following contracts and agreements (including, without limitation, oral and informal arrangements) of the Company:

                              i)   each contract, agreement, invoice, purchase
order and other arrangement, for the purchase of Inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Company or otherwise related to the business of the Company under the term of which the Company (A) is likely to pay or otherwise give consideration of more than $100,000 in the aggregate during the calendar year ending December 31, 2002, (B) is likely to pay or otherwise give consideration of more than $200,000 in the aggregate over the remaining term of such contract, or (C) cannot be cancelled by the Company without penalty or further payment and without more than ninety (90) days' notice;

                              ii)  each contract, agreement, invoice, sales
order and other arrangement, for the sale of Inventory or other personal property or for the furnishing of services by the Company which: (A) is likely to involve consideration of more than $100,000 in the aggregate during the calendar year ending December 31, 2002, (B) is likely to involve consideration of more than $200,000 in the aggregate over the remaining term of the contract, or (C) cannot be cancelled by the Company without penalty or further payment and without more than ninety (90) days' notice;

                              iii)   all broker, distributor, label group,
dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company is a party involving the payment of more than $200,000 during the calendar year ending December 31, 2002 and which are not cancelable without penalty or further payment and without more than ninety (90) days' notice;

                              iv)    all management contracts, and contracts
with independent contractors or consultants (or similar arrangements) to which the Company is a party involving payments in excess of $50,000 per annum and which are not cancelable without penalty or further payment and without more than thirty (30) days' notice;

                              v)     all contracts and agreements relating to
indebtedness of the Company;

                              vi)    all agreements relating to Intellectual
Property, including all licenses and sublicenses thereof, but excluding shrink wrap and other commodity type licenses;

                              vii)   all contracts and agreements with any
Governmental Entity to which the Company is a party;

                              viii)  all contracts and agreements that limit or
purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

                              ix)    all contracts and agreements between or
among the Company and any Affiliate of the Company, including any shareholder agreements;

                              x)     all contracts and agreements for providing
benefits to Company employees, consultants or directors under any Parent employee benefit or option plans;

                              xi)    all contracts and agreements of
indemnification or any guaranty other than an agreement of indemnification entered into in connection with the sale or license of software products in the ordinary course of business;

                              xii)   all dealer, distributor, joint marketing or
development contracts and agreements currently in force under which Company has continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, and all contracts and agreements pursuant to which Company has continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Company and which may not be canceled without penalty upon notice of ninety (90) days or less;

                              xiii)  all contracts, agreements and commitments
currently in force to license any third party to manufacture or reproduce any Company product, service or technology or any contract, agreement and commitment currently in force to sell or distribute any Company products, service or technology except agreements with distributors or sales representatives in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Purchaser; and

                              xiv)   all other contracts and agreements, whether
or not made in the ordinary course of the business, which are material to the Company, taken as a whole, or the conduct of the business, or the absence of which would have a Material Adverse Effect.

     Section 2.8 of the Company Schedule sets forth a list of all Company Material Contracts to which it is a party or is bound as of the date hereof.

     2.9 Absence of Litigation. Except as set forth in Section 2.9 of the Company Schedule, there are no claims, actions, suits or proceedings pending or, to the knowledge of Company, threatened (or, to the knowledge of Company, any governmental or regulatory investigation pending or threatened) against Company or any properties or rights of Company, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

     2.10 Customers; Suppliers.

          (a) Listed in Section 2.10(a) of the Company Schedule are the names and addresses of all the customers of the Company, which ordered goods, or merchandise from Company with an aggregate value of $200,000 or more during the twelve-month period ended September 30, 2002, and the amount for which each such customer was invoiced during such period. Except as disclosed in Section 2.10(a) of the Company Schedule, neither Parent nor Company has received any notice, whether written or oral, that any such customer of Company has ceased, or will cease, to use the products, equipment, goods or services of Company, or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services.

          (b) Listed in Section 2.10(b) of the Company Schedule are the names and addresses of all the suppliers from which the Company ordered raw materials, supplies, merchandise and other goods for Company with an aggregate purchase price of $200,000 or more during the twelve-month period ended September 30, 2002 and the amount for which each such supplier invoiced Company during such period. Except as disclosed in Section 2.10(b) of the Company Schedule, neither Parent nor Company has received any notice, whether written or oral, that any such supplier will not sell raw materials, supplies, merchandise and other goods to Company at any time after the Closing Date on terms and conditions substantially similar to those used in its current sales to Company, subject only to general and customary price increases.

     2.11 Product and Service Warranties. Set forth on Section 2.11 of the Company Schedule are the standard written forms of product and service warranties and guarantees utilized by Company as of the date of this Agreement. Except as set forth on Section 2.11 of the Company Schedule, during a period of one (1) year prior to the Closing Date, neither Company nor any of its

Affiliates has made any other written material warranties (which remain in effect) with regard to products and/or services supplied by Company.

     2.12 Employee Benefit Plans. Except as set forth in Section 2.12 of the Company Schedule:

          (a) For purposes of this Section 2.12, the following terms shall have the meanings set forth below:

               (i) "Affiliate" shall mean any person or entity under common control with Company or any subsidiary within the meaning of Code Section 414(b), (c), (m) or (o).

               (ii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

               (iii) "Code" shall mean the Internal Revenue Code of 1986, as amended.

               (iv) "Employee" shall mean any former or active employee, consultant, or director of Company.

               (v) "Employee Plan" shall mean each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of ERISA Section 3(3) which is or has been maintained, contributed to, or required to be contributed to, by Parent or any Affiliate for the benefit of any Employee or for which Company has or may have any liability or obligation.

               (vi) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          (b) (i) Each Employee Plan has been maintained in all material respects in compliance with its terms and with all applicable requirements of law (including the Code and ERISA). Parent and Company have performed in all material respects all obligations required to be performed by each of them under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Employee Plan; (ii) No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of business) has been brought, or to the knowledge of Parent or Company is threatened against or with respect to any Employee Plan; (iii) There are no audits, inquiries or proceedings pending or, to the knowledge of Parent or Company, threatened by the Internal Revenue Service ("IRS") or the Department of Labor with respect to any Employee Plan; (iv) Each Employee Plan intended to qualify under Code Section 401(a) and each trust intended to qualify under Code
Section 501(a) has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Employee Plan; (v) neither Parent nor Company has any plan or commitment, whether legally binding or not, to establish any new Employee Plan solely for Employees of Company prior to Closing Date;
(vi) each Employee Plan can be amended, terminated or otherwise discontinued by Parent after the Closing Date in accordance with its terms, without liability to Company or Purchaser or any Affiliate of Company or Purchaser; (vii) all contributions and other payments required by and due under the terms of each Employee Plan have been timely made; and (viii) all Employees eligible to participate in the Employee Plans (including, but not limited to, the Company's 401(k) Plan) have been offered the opportunity to participate in such Employee Plans in accordance with the terms and conditions of such Plans.

            (c) (i) No "prohibited transaction," within the meaning of Code
Section 4975 or ERISA Sections 406 and 407, and not otherwise exempt under Code
Section 4975 or ERISA Section 408 (or any administrative class exemption issued thereunder), has occurred with respect to any Employee Plan; (ii) Neither Company nor any Affiliate has at any time maintained, established, sponsored, participated in, or contributed to any Employee Plan subject to Title IV of ERISA or Code Section 412; (iii) Neither Company nor any Affiliate has been required to contribute or contributed to any "multiemployer plan," as defined in ERISA Section 3(37); and (iv) Neither Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to any "multiple employer plan," as defined in Code Section 413(c).

            (d) (i) Neither Company nor any Affiliate has in any material respect violated any of the health care continuation requirements of COBRA with respect to any Employee, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, the requirements of the Women's Health and Cancer Rights Act, as amended, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, as amended, or any similar provision of state law applicable to the Employees; (ii) None of the Employee Plans provides, reflects or represents any liability to provide retiree health or other post-termination welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Parent and Company have never represented, promised, or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with retiree health or other post-termination welfare benefits, except to the extent required by statute; and (iii) Each Employee Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is either
(A) funded through an insurance company contract and is not a "welfare benefit fund" within the meaning of Section 419 of the Code, or (B) is unfunded.

            (e) Except as disclosed in Section 2.12(e) of the Company Schedule and as contemplated by Section 6.6(c), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or upon the occurrence of any additional or subsequent events, (i) result in any payment (including severance, golden parachute, bonus or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any shareholder, director or employee of Company under any Employee Plan or otherwise (each, a "Benefit"). No Benefit could give rise to an amount that would be (A) non-deductible under Section 280G of the Code, or (ii) subject to excise tax under Section 4999 of the Code. The Company is not, nor has it ever been, a party to or bound by any tax indemnity agreement or any other agreement that will require Purchaser or the Company to "gross-up" or otherwise compensate any Employee because of the imposition of any excise tax on a Benefit provided to such Employee.

          (f) Each International Employee Plan (as defined below) has been established, maintained and administered in all material respects in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Purchaser from terminating or amending any International Employee Plan at any time for any reason. For purposes of this Section 2.12 "International Employee Plan" shall mean each Plan that has been adopted or maintained by Company, whether informally or formally, for the benefit of current or former employees of Company outside the United States.

          (g) Section 2.12(g) of the Company Schedule lists each Employee Plan and separately identifies each Parent-group Employee Plan (as defined in Section 6.6(b)) to which the Company has contributed or incurred reimbursement obligations thereunder. Company has provided to Purchaser or made available, (i) correct and complete copies of all documents embodying each Employee Plan including, without limitation, all amendments thereto and all related trust documents, (ii) the most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Plan, (iii) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Employee Plan, (v) all material written agreements and contracts relating to each Employee Plan, including, without limitation, administrative service agreements and group insurance contracts, (vi) all communications material to any employee or employees relating to any Employee Plan and any proposed Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company, (vii) all correspondence to or from any governmental agency relating to any Employee Plan, (viii) all discrimination tests for each Employee Plan for the most recent plan years, and (ix) the most recent IRS determination or opinion letter issued with respect to each Employee Plan, if applicable.

     2.13 Labor Matters. (i) There are no material complaints involving work-related controversies pending or, to the knowledge of Company, threatened, between Company and any of its respective employees; (ii) as of the date of this Agreement, Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Company nor does Company know of any activities or proceedings of any labor union to organize any such employees; and (iii) as of the date of this Agreement, Company has no knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Company. Company and its subsidiaries are in compliance in all material respects with all applicable material foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours.

     2.14 Key Employees.

          (a) Section 2.14 of the Company Schedule lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, "golden parachute" and other like benefits paid or payable (in cash or otherwise) since inception, the date of employment and job title of each current salaried employee, officer, director or consultant of Company whose annual compensation (excluding sales commissions, the value of stock options and deferred compensation) exceeded in calendar year 2001 (or, in calendar year 2002, is expected to exceed) $100,000.

          (b) All officers, management employees, and technical and professional employees of Company are under written obligation to Company to maintain in confidence all information that is confidential or proprietary acquired by them in the course of their employment and to assign to the Company all inventions made by them within the scope of their employment during such employment.

     2.15 Material Contracts.

          (a) Except as disclosed in Section 2.15(a) of the Company Schedule, each Material Contract: (i) is, to the knowledge of Company, legal, valid and binding on the respective parties thereto and is in full force and effect, and
(ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 2.15(a) of the Company Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence except in a situation where the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. Company is not in breach of, or default under, any Material Contract, except in any such case for breaches or defaults that could not reasonably be expected to have a Material Adverse Effect.

          (b) Except as disclosed in Section 2.15(b) of the Company Schedule, to the knowledge of Company and Parent, no other party to any Material Contract is in material breach thereof or default thereunder.

     2.16 Guaranties, Intercompany Contracts. Except as set forth in Section
2.16 of the Company Schedule, Company is not a party to any guaranty, and no Person is a party to any guaranty for the benefit of Company. Set forth in
Section 2.16 of the Company Schedule is a complete and accurate list of all contracts and agreements between Company and Parent.

     2.17 Restrictions on Business Activities. Except as set forth in Section
2.17 of the Company Schedule, to the knowledge of Company, there is no agreement, commitment, judgment, injunction, order or decree binding upon Company or to which Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any acquisition of property by Company or the conduct of business by Company as currently conducted, except for any prohibition or impairment that could not reasonably be expected to have a Material Adverse Effect.

     2.18 Title to Property. Company owns no real property.

     2.19 Environmental Matters. To the knowledge of Company and except as disclosed in Section 2.19 of the Company Schedule, (i) Company is in material compliance with all applicable laws relating to the protection of the environment ("Environmental Laws"); (ii) all past noncompliance, if any, of Company with respect to Environmental Laws, known to Company has been resolved without any pending, ongoing or future obligation, cost or liability; and (iii) Company has not released any hazardous materials to or from any real property currently, or within the two year period preceding the date hereof, owned, leased or occupied by Company, except in compliance with all Environmental Laws.

     2.20 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

     "Intellectual Property" shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("Patents"); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names, uniform resource locators and other locators associated with the Internet ("Domain Names"); (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor; (vii) all databases and data collections and all rights therein; (viii) all moral and economic rights of authors and inventors, however denominated, and (ix) any similar or equivalent rights to any of the foregoing (as applicable).

     "Company Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company.

     "Registered Intellectual Property" means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any patent, copyright, trademark or similar authorities in the United States or foreign jurisdictions.

     "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, Company.

          (a) Section 2.20(a) of the Company Schedule is a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered and lists any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

          (b) Section 2.20(b) of the Company Schedule is a complete and accurate list (by name and version number or other identifying code) of all products or service offerings of Company ("Company Products") that have been distributed or provided in the one year period preceding the date hereof or which Company currently intends to distribute or provide in the future, including any products or service offerings under development.

          (c) No Company Intellectual Property or Company Product issubject to any known proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Company, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

          (d) Each material item of Company Registered Intellectual Property is valid, allnecessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made, and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or similar authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.

          (e) Section 2.20(e) of the Company Schedule is a complete and accurate list ofall material actions that are required to be taken by the Company within ninety (90) days of the date hereof with respect to any of the foregoing Registered Intellectual Property.

          (f) Company owns and has good and exclusive title to, each material item ofCompany Intellectual Property owned by it free and clear of any lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course). Without limiting the foregoing: (i) Company is the exclusive owner or licensee of all trademarks and trade names used in connection with the operation or conduct of the business of Company, including the sale, distribution or provision of any Company Products by Company; except for the trademarks listed in Section 2.20(f) of the Company Disclosure Schedule, (ii) Company owns exclusively, and has goodtitle to, all copyrighted works that are Company Products or which Company purports to own; and (iii) Company is the exclusive owner of all Patents that it purports to own.

          (g) To the extent that any material technology, software orIntellectual Property has been developed or created independently or jointly by a third party for Company and is incorporated into any of the Company Products, Company has a written agreement with such third party with respect thereto and Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a perpetual, non-terminable license (sufficient for the conduct of its business as currently conducted and as currently intended to be conducted) to all such third party's Intellectual Property incorporated in Company Products, to the fullest extent it is legally possible to do so.

          (h) Company has not transferred ownership of, or granted any exclusive licensewith respect to, any Intellectual Property that is or was in the last year material Company Intellectual

Property, to any third party, or knowingly permitted Company's rights in such material Company Intellectual Property to lapse or enter the public domain.

          (i) Section 2.20(i) of the Company Schedule lists all material contracts, licenses and agreements to which Company is a party as of the date of this Agreement: (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Company.

          (j) All material contracts, licenses and agreements relating to either
(i) Company Intellectual Property or (ii) between Company and a third party relating to Intellectual Property of a third party licensed to Company, are in full force and effect. Except as set forth in Section 2.5 of the Company Schedule, the consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements. Company is in material compliance with, and has not materially breached any term of any such contracts, licenses and agreements and, to the knowledge of Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Except as set forth in Section 2.5 of the Company Schedule, Parent is not aware of any fact that would prevent the Surviving Corporation following the Closing Date from exercising all of Company's rights under such contracts, licenses and agreements to the same extent Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Purchaser or Merger Sub by operation of law or otherwise of any contracts or agreements to which Company is a party, will result in (i) either Purchaser's or Merger Sub's granting to any third party any right to or with respect to any material Intellectual Property right owned by, or licensed to, either of them, (ii) either Purchaser's or the Merger Sub's being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) either Purchaser's or Merger Sub's being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Purchaser or Merger Sub, respectively, prior to the Closing.

          (k) The operation of the business of Company as such business currently is conducted, including (i) Company's design, development, manufacture, distribution, reproduction, marketing or sale of Company Products and (ii) Company's use of any product, device or process in connection with the foregoing, has not, does not and, to its knowledge, will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

          (l) Company has not received notice from any third party that the operation of the business of Company or any product or service of Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

          (m) To the knowledge of Company, no person has or is infringing or misappropriating any Company Intellectual Property.

          (n) Company has taken reasonable steps to protect Company's rights in Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Company, and, without limiting the foregoing, Company has and uses its reasonable efforts to enforce a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Purchaser and all current and former employees and contractors of Company have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Company.

     2.21 Board Approval. The Board of Directors of Company has, on or prior to the date of this Agreement, (i) approved this Agreement and the transactions contemplated hereby and (ii) directed that the Agreement be submitted to a vote at a meeting of Company's shareholders.

     2.22 Assets. Except as set forth in Section 2.22 of the Company Schedule, at the Closing, Company shall have right, title or interest in and to such assets (tangible and intangible), taking into account the Transition Services Agreement, necessary to manufacture, develop and sell the Company Products as currently manufactured, developed and sold by the Company.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     As of the date hereof, Parent represents and warrants to Purchaser and Merger Sub, subject to such exceptions as are disclosed in writing in the disclosure schedule supplied by Parent to Purchaser dated as of the date hereof (the "Parent Schedule"), as follows:

     3.1 Organization and Qualification. Parent is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation, and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

     3.2 Authority Relative to this Agreement. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by Purchaser and Merger Sub, constitutes legal and binding obligations of Parent, enforceable against Parent in accordance with its terms, except (i) as may be limited by (x) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (y) the effect of rules of law governing the availability of equitable remedies and (ii) as rights to indemnity or contribution may be limited under federal or state securities laws or by principles of public policy thereunder.

     3.3  No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent shall not, (i) conflict with or violate the Parent organizational documents, or (ii) subject to compliance with the requirements set forth in Section 3.3(b) below, to the knowledge of Parent, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or by which its or any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which Parent or its properties are bound or affected, except in any case for such conflicts, violations, or other occurrences that could not reasonably be expected to have a Material Adverse Effect on Parent.

          (b) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, and of foreign Governmental Entities and the rules and regulations thereunder, the rules and regulations of the New York Stock Exchange, and the filing and recordation of the Merger Documents as required by Oregon Law and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not otherwise have a Material Adverse Effect on Parent.

     3.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Parent.

                                   ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

     As of the date hereof, Purchaser and Merger Sub jointly and severally represent and warrant to Company and Parent, subject to such exceptions as are specifically disclosed in writing in the disclosure schedule and referencing a specific representation supplied by Purchaser to Company and Parent dated as of the date hereof (the "Purchaser Schedule"), as follows:

     4.1 Organization and Qualification; Subsidiaries. Each of Purchaser and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser. Each of Purchaser and its subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser. Each of Purchaser and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Purchaser.

     4.2 Certificate of Incorporation and Bylaws. Purchaser has previously furnished to Company and Parent complete and correct copies of its Certificate of Incorporation and Bylaws, as amended to date (together the "Purchaser Charter Documents"). Such Purchaser Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect. Purchaser is not in violation of any of the provisions of the Purchaser Charter Documents, and no subsidiary of Purchaser is in violation of any of its equivalent organizational documents.

     4.3 Capitalization. The authorized capital stock of Purchaser consists of (i) 100,000,000 shares of Purchaser Common Stock, par value $0.001 per share, and 5,000,000 shares of Purchaser Preferred Stock, par value $0.001 per share. At the close of business on October 24, 2002, (i) 16,482,428 shares of Purchaser Common Stock were issued and outstanding, (ii) no shares of Purchaser Common Stock were held in treasury by Purchaser or by subsidiaries of Purchaser, and
(iii) 293,304 shares of Purchaser Common Stock were reserved for issuance pursuant to Purchaser's 1998 Employee Stock Purchase Plan, an aggregate of 3,904,207 shares were either issued or reserved for issuance under the Purchaser's 1999 Stock Option Plan, 1998 Stock Option Plan and 1992 Stock Option Plan together, 75,000 shares were issued outside the Stock Option Plans, and there were no outstanding warrants to purchase capital stock of Purchaser. No shares of Purchaser Preferred Stock are outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, no par value, all of which, as of the Closing Date, will be issued and outstanding. All of the outstanding shares of Purchaser's and Merger Sub's respective capital stock have been or will be duly authorized and validly issued and are fully paid and nonassessable. All shares of Purchaser Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall, and the shares of Purchaser Common Stock to be issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable. The issuance of the Purchaser Common Stock pursuant to the Merger is not subject to any preemptive rights or similar rights. All of the outstanding shares of capital stock of each of Purchaser's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by Purchaser or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Purchaser's voting rights, charges or other encumbrances of any nature whatsoever. Except as set forth in Section 4.3 of the Purchaser Schedule or as set forth in this Section 4.3, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Purchaser or any of its subsidiaries is a party or by which it is bound obligating Purchaser or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Purchaser or any of its subsidiaries or obligating the Purchaser of any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as set forth in Section 4.3 of the Purchaser Schedule and except as contemplated by this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Purchaser or any of its subsidiaries is a party or by which they are bound with respect to any equity security of any class of Purchaser or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

     4.4 Valid Issuance of Note. The Note that is being issued to Parent pursuant to this Agreement, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued.

     4.5 Authority Relative to this Agreement. Each of Purchaser and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder and, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Purchaser and Merger Sub and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser and Merger Sub, and no other corporate proceedings on the part of Purchaser or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Purchaser and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitute legal and binding obligations of Purchaser and Merger Sub, enforceable against Purchaser and Merger Sub in accordance with their respective terms.

     4.6    No Conflict; Required Filings and Consents.

            (a) The execution and delivery of this Agreement by Purchaser and Merger Sub do not, and the performance of this Agreement by Purchaser and Merger Sub shall not, (i) conflict with or violate the Purchaser Charter Documents or equivalent organizational documents of Purchaser or any of its subsidiaries,
(ii) subject to compliance with the requirements set forth in Section 4.6(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Purchaser or any of its subsidiaries or by which it or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Purchaser's or any such subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Purchaser or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser or any of its subsidiaries is a party or by which Purchaser or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not in the case of clauses (ii) or (iii) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser.

            (b) The execution and delivery of this Agreement by Purchaser and Merger Sub do not, and the performance of this Agreement by Purchaser and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the rules and regulations of Nasdaq, and the filing and recordation of the Merger Documents as required by Oregon law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (x) would not prevent consummation of the Merger or otherwise prevent Purchaser or Merger Sub from performing their respective obligations under this Agreement or (y) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser.

     4.7    SEC Filings; Financial Statements.

            (a) Purchaser has made available to Company a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Purchaser with the Securities and Exchange Commission on or after January 29, 1999 (the "Purchaser SEC Reports"), which are all the forms, reports and documents required to be filed by Purchaser with the SEC since January 29, 1999. The Purchaser SEC Reports (A) were prepared in accordance with the requirements of the Securities Act or the Exchange Act and the rules and regulations of the SEC promulgated thereunder, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Purchaser's subsidiaries is required to file any reports or other documents with the SEC.

            (b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Purchaser SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each presented fairly in all material respects the consolidated financial position of Purchaser and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

            (c) Since the date of the balance sheet included in Purchaser's report on Form 10-Q filed on July 26, 2002, and until the date hereof, there has not occurred any Material Adverse Effect on Purchaser.

     4.8 Liabilities. Except as and to the extent set forth or reserved against on the balance sheet of Purchaser as reported in Purchaser's Report on Form 10-Q filed on July 26, 2002, including the notes thereto, the Purchaser has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except (i) liabilities incurred since June 30, 2002 in the ordinary course of business; or
(ii) liabilities which would not reasonably be expected to have a Material Adverse Effect of Purchaser.

     4.9 Absence of Litigation. Except as set forth in Section 4.9 of the Purchaser Schedule and in the Purchaser SEC Reports, there are no claims, actions, suits or proceedings pending or, to the knowledge of Purchaser, threatened (or, to the knowledge of Purchaser, any governmental or regulatory investigation pending or threatened) against Purchaser or any properties or rights of Purchaser, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser.

     4.10 Board Approval. The Boards of Directors of each of Purchaser and Merger Sub have, as of the date of this Agreement unanimously (i) approved this Agreement and the transactions contemplated hereby and (ii) determined that the Merger is in the best interests of the securityholders of each of Purchaser and Merger Sub and is on terms that are fair to such securityholders.

     4.11 Compliance. Except as set forth in Section 4.11 of the Purchaser Schedule, neither Purchaser, Merger Sub nor any other subsidiary of Purchaser is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Purchaser, Merger Sub or any other subsidiary of Purchaser or by which its or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser, Merger Sub or any other subsidiary of Purchaser is a party or by which Purchaser, Merger Sub or any other subsidiary of Purchaser or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not cause the Purchaser to lose any material benefit or incur any material liability. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of Purchaser, threatened against Purchaser, Merger Sub or any other subsidiary of Purchaser, nor has any Governmental Entity indicated to the Purchaser an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Purchaser, Merger Sub or any other subsidiary of Purchaser, any acquisition of material property by the Purchaser, Merger Sub or any other subsidiary of Purchaser or the conduct of business by the Purchaser, Merger Sub or any other subsidiary of Purchaser.

     4.12 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Purchaser. Mr. Paul Bowen is entitled to consulting fees in connection with the Merger.

                                    ARTICLE V

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

     5.1 Conduct of Business by Company and Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company and each of its subsidiaries shall, except to the extent that Purchaser shall otherwise consent in writing, carry on its business, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) except after the terminations contemplated by
Section 6.12, keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings.

     In addition, except as permitted by the terms of this Agreement, and the transactions contemplated hereby, and except as provided in Section 5.1 of the Company Schedule, without the prior written consent of Purchaser, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not, and with respect to Section 5.1(a) below, Parent shall not permit Company or any of the Company's subsidiaries to, do any of the following:

          (a) With respect to Parent, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans to any employee, consultant or director of the Company, except as provided for under this Agreement or the attached exhibits;

          (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and except as contemplated by Section 6.12 hereof, and as previously disclosed in writing or made available to Purchaser, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

          (c) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices, provided that in no event shall Company license on an exclusive basis or sell any Company Intellectual Property;

          (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

          (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except for the payment of up to $500,000 for the redemption of shares held by those holders of Company Common Stock listed on Schedule 5.1(e) hereto and the payment of legal fees to counsel for holders of common stock of the Company in connection with such repurchase; subject to indemnification as set forth in Article IX for expenditures in excess of such amount;

          (f) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares;

          (g) Cause, permit or propose any amendments to the Company Charter Documents (or similar governing instruments of any of its subsidiaries);

          (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or alliances;

          (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets except sales of inventory in the ordinary course of business consistent with past practice;

          (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of ordinary course trade payables consistent with past practice;

          (k) Adopt or amend any material employee policy or arrangement, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or, except in the ordinary course of business consistent with past practice, increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants;

          (l) (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, or liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of Company as provided to the Purchasers or incurred since the date of such financial statements, or
(ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which

Company or any of its subsidiaries is a party or of which Company or any of its subsidiaries is a beneficiary;

          (m) Make any individual or series of related payments outside of the ordinary course of business in excess of $100,000 except as contemplated by
Section 6.12 hereof;

          (n) Except in the ordinary course of business consistent with past practice, modify, amend or terminate any Material Contract or agreement to which Company or any subsidiary thereof is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder;

          (o) Enter into, renew or materially modify any contracts, agreements, or obligations relating to the distribution, sale, license or marketing by third parties of Company's products or products licensed by Company other than renewals of existing nonexclusive contracts, agreements or obligations;

          (p) Except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

          (q) Incur or enter into any agreement, contract or commitment requiring Company or any of its subsidiaries to pay in excess of $100,000, excluding routine purchase orders consistent with past practices;

          (r)  Settle any material litigation;

          (s) Change any material election in respect of Taxes (as defined in Section 8.1 below); adopt or change any accounting method in respect of Taxes; agree or settle any claim or assessment in respect of Taxes; or extend or waive the limitation period applicable to any claim or assessment in respect of Taxes;

          (t) Agree in writing or otherwise to take any of the actions described in Section 5.1(a) through Section (s) above.

     5.2 Conduct of Business by Purchaser. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as permitted by the terms of this Agreement and except as provided in Section 5.2 of the Purchaser Schedule, without the prior written consent of Company, Purchaser shall not engage in any action that could reasonably be expected to delay the Closing of the Merger.

     In addition, except as permitted by the terms of this Agreement and the transactions contemplated hereby, and except as provided in Section 5.2 of the Purchaser Schedule, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Purchaser shall not acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or alliances, if such acquisition or agreement to acquire would materially delay or impede the Closing of the Merger or other transactions contemplated hereby.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

     6.1 Filings. As promptly as practicable after the date of this Agreement, each of Company and Purchaser will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "Required Filings"). Each of Company and Purchaser will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to any Required Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Merger or any Required Filing. Each of Company and Purchaser will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in any Required Filing or any amendment or supplement to any Required Filing, Company or Purchaser, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Purchaser, such amendment or supplement.

     6.2 Meeting of Company Shareholders. Promptly after the date hereof, Company will take all action necessary in accordance with the OBCA and the Company Charter Documents to obtain shareholder approval by convening a meeting to approve the Company Voting Proposal, such meeting to be held as soon as reasonably practicable after the date of this Agreement but in any event within ten (10) days of the date of this Agreement.

     6.3  Confidentiality; Access to Information.

          (a) The parties acknowledge that Company, Parent and Purchaser have previously executed a Mutual Confidentiality Agreement, between the Parent and the Purchaser (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

          (b) Access to Information. Company and Parent will afford Purchaser and its accountants, counsel and other representatives, and Purchaser will afford Company and Parent and their accountants, counsel and other representatives, reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Company and Purchaser, respectively, during the period prior to the Effective Time to obtain all information concerning the business of the Company and Purchaser, respectively, including the status of product development efforts, properties, results of operations and personnel of Company and Purchaser, respectively, as Purchaser and Company may reasonably request. No information or knowledge obtained by

Purchaser or Company in any investigation pursuant to this Section 6.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     6.4 Public Disclosure. Purchaser, Merger Sub, Parent and Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange.

     6.5 Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

          (b) Parent and Company shall give prompt notice to Purchaser upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of Company or Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          (a) Purchaser shall give prompt notice to Company upon becoming aware that any representation or warranty made by it or Merger Sub contained in this Agreement has become untrue or inaccurate, or of any failure of Purchaser or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.2(a) or
Section 7.2(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     6.6  Employee Benefits.

          (a) Purchaser shall provide or cause to be provided that under each employee benefit plan, policy, program or arrangement where service is relevant to a determination of an employee's eligibility to participate, vesting, or level or amount of benefits, employees of Company shall be credited with their periods of service with Company and its affiliates prior to the Closing (excluding employee benefit plans, policies, programs or arrangements that provide for retirement benefits or sabbatical leave); provided, that employees of Company shall be credited with their periods of service with Company only (and not with Parent or any of its other affiliates) prior to Closing for employee benefit plans, policies, programs or arrangements that provide for severance pay, and provided further, that Parent provides Company with all applicable accurate records to facilitate such credits. Purchaser shall make its commercially reasonable best efforts available, or cause to be made available, to employees of Company, medical, dental, disability and other welfare benefits plans and programs without regard to any preexisting condition limitation, actively-at-work requirement or similar limitation to the extent that such employee had satisfied any similar limitation or requirement under an analogous Employee Plan prior to the Effective Time. In determining an employee's share of the cost of coverage under any plan or program of Purchaser or its subsidiaries for the coverage year in which the Closing Date falls, the Purchaser shall make its commercially best efforts to cause the employee to be credited with any pre-Closing co-pays and payment of deductibles toward any cost of coverage under corresponding Employee Plans that cover the employee for the remainder of such coverage year, provided that Purchaser receives evidence reasonably satisfactory to Purchaser from Parent, Company or Employees to facilitate such credits. For a period beginning on the Closing Date and ending no earlier than the first anniversary of the Closing Date, Purchaser or its affiliates shall provide to employees of the Company and its affiliates who continue employment with Purchaser or any of its affiliates (i) benefits that are substantially similar, in the aggregate, to the benefits provided to such employees immediately prior to the Closing Date, (ii) benefits that are substantially similar, in the aggregate, to the benefits offered to similarly situated employees of Purchaser, or (iii) a combination of clauses (i) and (ii). Options to purchase common stock of the Purchaser will be granted to employees of Company, other than Transitional Employees (as defined herein), who continue employment with Purchaser or its subsidiaries promptly following the Effective Time with a per share exercise price equal to one hundred percent of the fair market value of the Purchaser's common stock on the date of grant and subject to the vesting schedule as determined by Purchaser.

          (b) Effective not later than the Effective Time, Company shall cease to participate in those Employee Plans (the "Parent-group Employee Plans") (i) in which it participated prior to the Effective Time, and (ii) which were not sponsored or maintained by Company solely for the benefit of its Employees, former Employees or beneficiaries. Prior to Closing, Parent shall furnish Purchaser with a list and copies of relevant documents of all Employee Plans other than Parent-group Employee Plans. Upon and following the Effective Time, Company shall have no liability for contributions, premiums, benefits, or other payments, or any other obligation, under any Parent-group Employee Plan.

          (c) Parent and Company or its Affiliates shall take all actions necessary or appropriate so that effective no later than immediately prior to the Effective Time, Parent or any of its ERISA Affiliates (other than the Company and subsidiaries of the Company) shall become the sole sponsor of the 401(k) Plan maintained by Company for the benefit of its Employees (the "Company 401(k) Plan"). On and after the Effective Time, Purchaser, Company and their affiliates shall have no liability with respect to the Company 401(k) Plan. Purchaser, Parent and Company agree that the Merger will result in, and constitute, a distribution event for the Employees under the Company 401(k) Plan. Parent and Company further agree that on or prior to the Closing Date, all accounts of Employees participating in the Company 401(k) Plan shall be fully vested. To the extent permitted by the Purchaser's 401(k) plan, Purchaser shall cause a tax-qualified defined contribution plan maintained by Purchaser or a subsidiary of Purchaser to accept rollovers (including direct rollovers) from the Company 401(k) Plan in respect of distributions made on account of the transactions contemplated by this Agreement; provided, however, Purchaser is reasonably satisfied that the Company 401(k) Plan is qualified under Code
Section 401(a) and that the trust is exempt under Code Section 501(a).

          (d) Parent assumes any and all liability relating to, arising out of, or resulting from COBRA (or similar state statute) attributable to Employees and any and all related Qualified Beneficiaries (as such term is defined in COBRA) with respect to qualifying events occurring at or prior to the Effective Time (including, without limitation, by reason of the transactions contemplated by this Agreement) under an Employee Plan. Company shall cooperate with an administrator identified by Parent in facilitating the delivery by the administrator of required notices and other COBRA-related communications to Employees and Qualified Beneficiaries.

          (e) Purchaser agrees to accept sponsorship of flexible spending accounts (pursuant to Code Sections 105 and 129) of Employees and maintain such accounts in accordance with their terms for the remainder of the plan year. Parent shall make its commercially reasonable best efforts to transfer to Purchaser all records attributable to each Employee's participation in the flexible spending accounts maintained by Parent or Company; and the aggregate cash amount of contributions paid by or on behalf of Employees to, net of the aggregate amount of reimbursements and payments to Employees from, such flexible spending accounts for the year in which the Closing occurs. Purchaser shall be responsible for filing Forms 5500 as may be required for any flexible spending account transferred to Purchaser and Parent shall cooperate with reasonable requests for information necessary to complete such Forms 5500.

     6.7 Third Party Consents. As soon as practicable following the date hereof, Purchaser, Parent and Company will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

     6.8  Non-Competition.

          (a) Parent agrees that for a period of three (3) years after the Closing, Parent and each entity that Parent directly (or indirectly through a controlled Affiliate) controls, including any entity acquired subsequent to the date hereof (Parent and each such entity a "Restricted Entity") shall not make, have made, use, sell or otherwise distribute, develop, have developed, and shall not manufacture for its own behalf or on behalf of another Restricted Entity, equipment, services and/or technology for generation, processing and delivery of content such as audio streams, video streams, or data (whether via broadcast, unicast, or otherwise) for education, entertainment, conferencing and/or security (the "Restricted Products"); and Parent further agrees that for a period of three (3) years no Restricted Entity may manufacture, distribute, market, sell or resell for its own behalf or on behalf of another Restricted Entity any Restricted Products.

          (b) Parent agrees that for a period of three (3) years after the Closing, no Restricted Entity shall acquire (whether by acquisition of assets, merger or otherwise) any entity for whom the sale of Restricted Products: (x) accounted for greater than thirty-three percent (33%) of such entity's revenues during the previous year; (y) is projected to account for greater than thirty-three percent (33%) of such entity's revenues during the next year; or
(z) would have accounted for greater than ten percent (10%) of Parent's revenues during the previous year (a "Relevant Acquisition"). Any acquisition by Parent or another Restricted Entity for whom the sale of Restricted Products is below the levels specified in subclauses (x), (y) or (z) shall be a "Permitted Acquisition" for purposes of this Section 6.8.

     A Restricted Entity may make a Relevant Acquisition if, and only if, (i) it is making such Relevant Acquisition by itself and not as part of a group that includes a person described in subclause (x), (y) or (z), (ii) its primary purpose in making such Relevant Acquisition is not to exploit for profit such Restricted Products, or (iii) (A) the Restricted Entity has a good faith intent to dispose of (or cease operating) the entity or portion thereof whose business constituted the manufacture or sale of Restricted Products within six months of the consummation of such Relevant Acquisition and Restricted Entity completes such disposal or cessation within a commercially reasonable time after consummation of the Relevant Transaction, and (B) in connection with such disposition Parent grants Purchaser the right or option to acquire such entity or portion in any sale or disposition process that Parent may conduct. For the purpose of determining whether an acquisition is a Relevant Acquisition or a Permitted Acquisition, all entities previously acquired under the Permitted Acquisition exception shall be included in the person proposed to be acquired. All restrictions specified in this Section 6.8 shall not apply to any person who purchases more than 50% of the voting common stock of Parent or more than 50% of Parent's assets (a "Change of Control") and shall not apply to Parent or any Restricted Entity after such Change of Control if Parent discontinues using its brand name in business or legally ceases to exit.

     Nothing in this Section 6.8 shall be construed as prohibiting any Restricted Entity from using underlying technology or components of Restricted Products in unrelated fields.

     For the purposes of this Section 6.8, "control" means the ability (through the ownership of securities or similar interests, by contract or otherwise and whether or not exercised) to elect a majority of the board of directors or similar governing body of a Person.

         6.9 Presence in Portland Metropolitan Area. Purchaser shall maintain the primary operations of the Company for a period of one (1) year following the Effective Time in any of: Washington County, Clackamas County, Multnomah County, Oregon or Clark County,Washington, unless otherwise agreed in writing by Parent.

         6.10 Audit. Company and Parent shall use their commercially reasonable best efforts to cause the Parent's Accountants to cooperate with Purchaser and Purchaser's Accountants in the preparation of any required audited financial statements, to provide consents for any required audited financial statements and to include consents for the year ended May 31, 2002 and periods prior to 2002 for inclusion in Purchasers future filings with the SEC, provided that Parent and Company shall not be obligated to make any payments in connection with the obligations contained in this Section 6.10.

         6.11 Parent Agreement to Vote Shares. Parent agrees at every meeting of Company shareholders called to approve the Merger and at every adjournment thereof, and on every action or approval by written consent of shareholders of Company to approve the Merger, Parent shall cause the Company Preferred Stock to be voted in favor of the consummation of the Merger and any of the matters contemplated by this Agreement. Parent agrees not to transfer any Company Preferred Stock from the date of this Agreement through the Effective Time. Parent hereby covenants and agrees to execute and deliver any additional documents, and to take any additional actions, necessary or desirable, in the reasonable opinion of Purchaser, to carry out the intent of this Section 6.11.

         6.12  Termination and Liability for Company Employees.

               (a) Termination. Schedule 6.12 attached hereto sets forth a list of employees whose employment shall be terminated by Company on or after the date of this Agreement and prior to the Effective Time (the "Terminated Employees") and employees whose employment will be terminated within 180 days following the Effective Time (the "Transitional Employees").

               (b) Liability for Terminated Employees. Parent shall be responsible and assume all liability for all notices, benefits or payments due to any Terminated Employees, and all notices, payments, fines or assessments due to any government authority, pursuant to any applicable foreign, federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of employees by Company prior to the Effective Date, including but not limited to the Worker Adjustment and Retraining Notification Act and COBRA and any rules or regulations thereunder.

         6.13 Intercompany Accounts. At the Effective Time (i) all intercompany payables or liabilities of the Company to Parent shall be cancelled and extinguished and (ii) all intercompany payables or liabilities of Parent to the Company (excluding Commercial Payables) shall be cancelled and extinguished and all Commercial Payables shall be paid in cash by Parent. At the Effective Time, all indemnification and similar obligations of Company in favor of Parent shall be cancelled and extinguished, except under the Technology Transfer Agreement between Company and Parent dated as of February 26, 2000, and amended as of the Closing Date (the "Amended Technology Transfer Agreement"). At the Effective Time, the following agreements between Parent and Company shall be cancelled: the Registration Rights Agreement dated as of February 26, 2000, the

Tax Sharing Agreement dated as of February 27, 2000, the agreement for services provided by Frank Gray and the agreement for services provided by outside counsel to Parent. A "Commercial Payable" is an intercompany payable on the account of the sale of a Company Product to Parent consistent with past practice.

         6.14 Transition Services Agreement. Parent agrees at the Closing to enter into a Transition Services Agreement with Purchaser in substantially the form attached hereto as Exhibit F.


         6.15 Standstill and Disposition Agreement. Parent and Purchaser agree at the Closing to enter into the Standstill and Disposition Agreement attached hereto as Exhibit B.

         6.16 Cross License Agreement and Amended Technology Transfer Agreement. Parent and Company agree at the Closing to enter into the Cross License Agreement attached hereto as Exhibit E and the Amended Technology Transfer Agreement attached hereto as Exhibit F.

         6.17 Release of Parent Guarantees. Purchaser agrees to use its commercially reasonable best efforts to obtain promptly after the Effective Time the release of Parent from any guarantees of obligations of the Company, which exist at the Effective Time and are listed on Section 2.16 of the Company Schedule.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

         7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

               (a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

               (b) Governmental Approvals. Other than the filing of the Articles of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have a Material Adverse Effect on Purchaser or Company shall have been filed, been obtained or occurred on terms and conditions which are not reasonably be likely to have a Material Adverse Effect on Purchaser or Company.

               (c) Standstill and Disposition Agreement. Parent and Purchaser shall have entered into the Standstill and Disposition Agreement in substantially the form attached hereto as Exhibit B.

               (d) Cross License Agreement and Amended Technology Transfer Agreement. Parent and Company shall have entered into the Cross License Agreement in the form attached hereto as Exhibit E and the Amended Technology Transfer Agreement in the form attached hereto as Exhibit F.

               (e) Shareholder Approval. The Company Voting Proposal shall have been approved and adopted at the Company Meeting, at which a quorum is present, by the requisite vote of the shareholders of the Company under applicable law and the Company Charter Documents.

         7.2 Additional Conditions to Obligations of Company and Parent. The obligation of Company and Parent to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Company and
Parent:

               (a) Representations and Warranties. Each representation and warranty of Purchaser and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Purchaser and Merger Sub, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause A) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Purchaser Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Purchaser by an authorized officer of Purchaser.

               (b) Agreements and Covenants. Purchaser and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Purchaser by an authorized officer of Purchaser.

               (c) Material Adverse Effect. No Material Adverse Effect with respect to Purchaser and its subsidiaries shall have occurred since the date of this Agreement.

               (d) Nasdaq Listing. Shares of Purchaser Common Stock shall not have been delisted from Nasdaq.

         7.3 Additional Conditions to the Obligations of Purchaser and Merger Sub. The obligations of Purchaser and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser:

               (a) Representations and Warranties. Each representation and warranty of Company and Parent contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Company, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause A) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Purchaser shall have received a certificate with respect to the foregoing signed on behalf of Company and Parent by an authorized officer of Company and Parent.

               (b) Agreements and Covenants. Company and Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Purchaser shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.

               (c) Material Adverse Effect. No Material Adverse Effect with respect to Company and its subsidiaries shall have occurred since the date of this Agreement.

               (d) Consents. Company shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth on Schedule 7.3(d) hereto.

               (e) Audit. Company shall have delivered to Purchaser the audited financial statements for the period ended May 31, 2001 together with a clean audit opinion.

               (f) Transition Services Agreement. Purchaser and Parent shall have entered into the Transition Services Agreement in substantially the form attached hereto as Exhibit F.

                                  ARTICLE VIII

                                   TAX MATTERS

         8.1 Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges constituting taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

     8.2 Tax Representations. Parent and Company represent and warrant to the Purchaser and Merger Sub as set forth below:

         (a) Company (or Parent on behalf of Company) has (i) timely filed within the time period for filing or any extension granted with respect thereto all applicable federal, state, local, foreign and other returns, declarations, reports, claims for refund, or information statements relating to Taxes including any schedule attached thereto and any amendment thereto ("Return(s)") required to be filed relating to or pertaining to any and all Taxes attributable to, levied or imposed upon, or incurred in connection with Company and (ii) paid all of the Taxes due and payable prior to the date hereof.

         (b) With respect to Company's separate taxable income as determined under section 1.1502-12 of the Regulations and comparable state and local tax laws, (i) there are not pending or threatened in writing any audits, examinations, assessments, asserted deficiencies or written claims for Taxes and
(ii) there are (and immediately after the Closing there will be) no Encumbrances for Taxes upon any assets of Company other than for Taxes not yet due and payable.

         (c) No Tax deficiencies, assessments or audit adjustments have been proposed in writing, assessed or asserted against Company.

         (d) Company is not delinquent in the payment of its Taxes.

         (e) Except as set forth in Section 8.2(e) of the Company Schedule, Parent has not requested any extension of time within which to file any Returns related to Company in respect of any taxable period which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding.

         (f) Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign Laws) and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all employment, FICA, FUTA and other Taxes and similar amounts required to be so withheld and paid over under all applicable laws.

         (g) Except as set forth in Section 8.2(g) of the Company Schedule, no power of attorney for Taxes has been granted with respect to Company.

         (h) Parent is not a foreign corporation (as defined in the Code, and the Regulations) and Parent's U.S. employer identification number is 93-0343990.

         (i) The accruals and reserves for Taxes reflected on the balance sheet of Company as of September 30, 2002 are in all material respects adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP applied on a consistent basis with the balance sheet included in the Company Reports, and the accrual and reserves for Taxes reflected in the books and records of Company as of the last day of the Company's most recently complete fiscal month end are in all material respects adequate to cover all Taxes required to be accrued through such date (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP applied on a consistent basis with the balance sheet included in the Company Reports.

         (j) Company has never (a) been a member of an affiliated group (within the meaning of Section ss.1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Parent), or (b) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

     8.3 Indemnity.

         (a) Parent shall indemnify, defend and hold harmless, the Purchaser from and against and in respect of and shall be responsible for and shall timely pay or cause to be paid (i) any and all Taxes whensoever arising with respect to or relating to Company that are attributable to any taxable period ending on or prior to the Closing Date and, in the case of a taxable period that includes, but does not end on the Closing Date, the portion of such taxable period that ends on the Closing Date, (ii) any and all Taxes of Parent or any subsidiaries or Affiliates thereof other than the Company, whensoever arising, regardless of the period to which such Taxes relate, imposed on the Company arising out of Regulation ss. 1.1502-6 or any comparable provision of foreign, state, local or subnational law or Taxes of such entities for which the Company is otherwise liable, (iii) any and all Taxes arising out of or constituting a breach of any representation, warranty, or covenant of Parent or Company contained in this
Article VIII; provided that no indemnity shall be provided by Parent for Taxes resulting from any transaction of Company, not including the Merger, occurring on the Closing Date or after the Closing and provided that no indemnity shall be provided by Parent for Taxes resulting from positions taken on Returns, amended returns, or claims for refund prepared and filed by Purchaser for periods or portions of periods beginning on or after the Closing Date. (The foregoing items
(i) through (iii) shall collectively be referred to herein as "Parent's Taxes"). Parent's Taxes shall include, with respect to any taxable period commencing before the Closing Date and ending after the Closing Date (a "Straddle Period"), all Taxes relating to Company attributable to the portion of the Straddle Period prior to and including the Closing Date (the "Pre-Closing Period"). For purposes of such Straddle Periods, the portion of any Tax that is attributable to the Pre-Closing Period shall be (i) in the case of a Tax that is not based on net income, gross income, sales, premiums or gross receipts, the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Period, and the denominator of which is the total number of days in such Straddle Period, and (ii) in the case of a Tax that is based on any of net income, gross income, sales, premiums or gross receipts, the Tax that would be due with respect to the Pre-Closing Period if such Pre-Closing Period were a separate taxable period, except that exemptions, allowances, deductions or credits, exclusive of the amount by which they are increased or decreased as a result of the transactions contemplated hereby, and which are calculated on an annual basis (such as the deduction for depreciation or capital allowances) shall be apportioned on a per diem basis.

         (b) Purchaser shall indemnify, defend and hold harmless Parent and its affiliates from and against and in respect of and shall be responsible for and shall timely pay or cause to be paid (i) any and all Taxes with respect to Company, that are attributable to any taxable period commencing after the Closing Date and, in the case of a Straddle Period, the portion of such taxable period that begins on the day after the Closing Date and all other Taxes imposed on Company which are not Parent's Taxes ("Purchaser's Taxes") and (ii) any losses incurred by Parent attributable to a breach of any representation, warranty or covenant of Purchaser or Merger Sub contained in this Article VIII.

         (c) If Purchaser or any Affiliate files any Return which includes payment of Parent's Taxes, Parent shall reimburse Purchaser for such Parent's Taxes within ten (10) days following written notice that payment of such amounts to the appropriate tax authority is due, provided that payment shall not be required earlier than two (2) days before it is due to the appropriate tax authority. If Parent files any Return which includes payments of Purchaser's Taxes, Purchaser shall reimburse Parent for such Purchaser's Taxes within ten
(10) days following written notice that payment of such amounts to the appropriate tax authority is due, provided that payment shall not be required earlier than two (2) days before it is due to the appropriate tax authority. Parent shall timely provide to Purchaser all information and documents within the possession of Parent (or their auditors, advisors or Affiliates) and signatures and consents necessary for Purchaser to properly prepare and file the Returns described in the second preceding sentence or in connection with the determination of any Tax liability or any audit, examination or proceeding. Purchaser shall timely provide to Parent all information and documents within its possession or the possession of its auditors, advisors or affiliates and signatures and consents necessary for to Parent properly prepare and file the Returns described in the second preceding sentence or in connection with the determination of any Tax liability or any audit, examination or proceeding. Each party hereto shall reasonably cooperate with the other party (at their own expense) to obtain other information or documents necessary or appropriate to prepare and file Returns or elections that are necessary or appropriate in connection with the determination of any Tax liability or any audit, examination or proceeding.

     8.4 Tax Returns.

         (a) Subject to each Party's obligation to make payment pursuant to
Section 8.3(a) of this Agreement, Parent shall prepare and file (or cause to be prepared and filed) on a timely basis all Returns with respect to Company ("Company Tax Returns") for all taxable periods ending on or before the Closing Date. Such Returns shall be prepared in a manner consistent with past practice.

         (b) Subject to each Party's obligation to make payment pursuant to
Section 8.3(a) of this Agreement, Purchaser shall prepare and file (or cause to be prepared and filed) on a timely basis all Company Tax Returns for periods ending after the Closing Date. Parent shall have the right to review and comment on all Returns filed by Purchaser for taxable periods or portions thereof prior to and including the Closing Date, which Returns shall be prepared in a manner consistent with past practice. Purchaser shall provide Parent such Returns at least ten (10) business days before each such Return is due to be filed.

     8.5 Refunds and Credits. All refunds or credits of Parent's Taxes (other than refunds or credits of Taxes shown on the Closing Balance Sheet) shall be for the account of Parent. All refunds or credits of Purchaser's Taxes and Taxes shown on the Closing Balance Sheet shall be for the account of Purchaser. Following the Closing, Purchaser shall cause any such refunds or credits due

Parent pursuant to this section to be promptly forwarded to Parent after receipt or realization thereof by Purchaser, and Parent shall promptly forward (or cause to be forwarded) to Purchaser any refunds or credits due to Purchaser pursuant to this section after receipt or realization thereof by Parent. Purchaser shall, if Parent so requests, cause Company to file for and use its commercially reasonable efforts to obtain the receipt of any refund to which Parent is entitled.

     8.6 Termination of Tax Sharing Agreements. Parent, Company and Purchaser hereby agree and covenant that there are and will be no obligations relating to Company pursuant to any Tax sharing agreement or any similar arrangement, other than this Agreement, in effect at any time before or on the Closing Date, and any further obligations that might otherwise have existed thereunder shall be extinguished as of the Closing Date.

     8.7 Conduct of Audits and Other Procedural Matters.

         (a) Parent shall control any audit or examination by any Taxing authority, and have the right to initiate any claim for refund or amended return, and contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment of Taxes ("Tax Proceedings") for any taxable period ending on or before the Closing Date. Parent shall be responsible for costs incurred in connection with Tax Proceedings for any taxable period ending on or before the Closing Date except that Company and Purchaser shall timely produce and make available all relevant records and personnel to support the accuracy of Company Tax Returns at issue in such Tax Proceedings, at no cost to Parent. Purchaser shall, at its own expense, control any audit or examination by any Taxing authority, and have the right to initiate any claim for refund or amended return, any contest, resolve and defend against any Tax Proceeding for any taxable period beginning after the Closing Date.

         (b) In the case of any Proceedings relating to any Straddle Period, Purchaser and Parent shall jointly control such Tax Proceedings and shall consult in good faith with each other as to the conduct of such Tax Proceedings. Each party shall pay its own costs, including legal costs, of conducting such Tax Proceedings; provided, however, that either party may instead elect to pay or cause to be paid to the other the allocable amount of the applicable Taxes that constitute its Taxes (which amount shall not be less than the portion allocable to it hereunder of the Tax as asserted by the applicable Taxing authority) including any interest, penalties, or additions thereto asserted in such proceeding. Each party shall, at the expense of the requesting party, execute or cause to be executed any powers of attorney or other documents reasonably requested by such requesting party to enable it to take any and all actions such party reasonably requests with respect to any Tax Proceedings which the requesting party controls.

         (c) Each party shall promptly forward to the other all written notifications and other written communications from any Taxing authority received by such party or its affiliates relating to any liability for Taxes for any taxable period for which such other party or any of its affiliates is charged with payment or indemnification responsibility under this Agreement and each indemnifying party shall promptly notify, and consult with, each indemnified party as to any action it proposes to take with respect to any liability for Taxes for which it is required to indemnify another party or which may affect the Taxes of another party and shall not enter into any closing agreement or final settlement with any Taxing authority with respect to any such liability without the written consent of the indemnified or affected parties, which consent shall not be unreasonably withheld.

          (d) The failure by a party to provide timely notice under this subsection shall not relieve the other party from its obligations under this
Section 8.7 with respect to the subject matter of any notification not timely forwarded, unless and to the extent that the other party can demonstrate that the other party has suffered an economic detriment because of such failure to provide notification in a timely fashion.

     8.8  Section 338(h)(10) Election.

          (a) In connection with the Merger, Parent shall, at the at the written request of Purchaser delivered within 120 days after the Closing, join with Purchaser in making a timely election under Section 338(h)(10) of the Code and any corresponding elections under state and local tax laws (collectively, the "Election") and the documents necessary to effect such Election constituting Returns with respect to the Merger.

          (b) In connection with the Election, Purchaser and Company shall furnish to Parent, within 120 days after the Closing, all information and records in the possession of Company or developed by or on behalf of Purchaser or Company with respect to assets of Company and their bases for federal income tax purposes at the time of the Closing.

          (c) In connection with the Election, within 120 days after Closing, Purchaser shall provide to Parent a schedule which sets forth the proposed allocation (the "Draft Allocation Schedule") of the Merger Consideration among the assets of Company. The Draft Allocation Schedule shall be made in accordance with Section 338(h)(10) of the Code and any applicable Regulations. Within fifteen (15) days from receiving the Draft Allocation Agreement, Parent shall either notify Purchaser in writing that it accepts the Draft Allocation Agreement or shall set out its objections, which shall be based on Section 338(h)(10) of the Code and applicable Regulations. Parent shall be deemed to have accepted the Draft Allocation Agreement if it provides no notice to Purchaser. Parent and Purchaser shall, with the assistance of their respective accountants, discuss and resolve in good faith any disagreements with respect to the Draft Allocation Agreement and agree on a final Allocation Agreement by thirty (30) days before the due date of Form 8023. If the parties are unable to agree, then the dispute shall be submitted to the Independent Accounting Firm. The decision by the Independent Accountant shall be binding. All filing and reporting shall be done consistent with the Election and the Allocation Agreement.

          (d) If the Election causes any state or local sales, property transfer taxes or other similar taxes ("Transfer Taxes") to be imposed on the Merger, such Transfer Taxes shall be the responsibility of Purchaser.

     8.9 Assistance and Cooperation. Each of Parent and Purchaser (and their respective Affiliates) specifically covenant and agree to, at their own expense:

          (a) assist the other party in preparing any Returns which such other party is responsible for preparing and filing in accordance with this Article VIII;

          (b) cooperate fully in preparing for any audits of, or disputes with Taxing authorities regarding, any Returns relating to the Company;

          (c) make available to the other and to any Taxing authority as reasonably requested all information, records, and documents relating to Taxes concerning the Company;

          (d) make available to the other and to any Taxing authority as reasonably requested employees and independent auditors to provide explanations and additional information relating to Taxes concerning the Company;

          (e) provide timely notice to the other in writing of any pending or threatened Tax audits, assessments or Tax Proceedings with respect to the Company for taxable periods for which the other may have a liability under this
Article VIII;

          (f) furnish the other with copies of all correspondence received from any Taxing authority in connection with any Tax audit or Tax Proceedings with respect to any taxable period for which the other may have a liability under this Article VIII; and

          (g) retain any books and records that could reasonably be expected to be necessary or useful in connection with Purchaser's or Parent's preparation, as the case may be, of any Return, or for any audit, examination, or Proceeding relating to Taxes. Such books and records shall be retained until the expiration of the applicable statute of limitations (including extensions thereof to the extent the party has been notified thereof); provided, however, that in the event of an audit, examination, investigation or Proceeding has been instituted prior to the expiration of the applicable statute of limitations (or in the event of any claim under this Agreement), the books and records shall be retained until there is a final determination thereof (and the time for any appeal has expired).

     8.10 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Article VIII shall survive for the full period of all statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

                                   ARTICLE IX

                                 INDEMNIFICATION

     9.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement, and all statements contained in this Agreement, the Exhibits to this Agreement, the Company Schedule, the Parent Schedule and the Purchaser Schedule and any certificate delivered pursuant to this Agreement (collectively, the "Acquisition Documents"), shall survive the Closing until the first anniversary of the Closing Date; provided, however, that (a) the representations and warranties dealing with Tax Matters shall survive for the applicable statute of limitations with regard to Taxes, and (b) insofar as any claim is made by Purchaser for a breach of the representations and warranties specified in Section 2.3, such representations and warranties shall, for the purposes of such claims by the Purchaser, survive until the expiration of the applicable statute of limitations. Neither the period of survival nor the liability of (x) Company and Parent and (y)

Purchaser and Merger Sub with respect to the representations and warranties of such party or parties shall be reduced by any investigation made at any time by or on behalf of the Purchaser or Parent, as the case may be. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by Purchaser to Parent or by Parent to Purchaser, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

     9.2 Indemnification by Parent.

         (a) Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "Purchaser Indemnified Party") shall be indemnified and held harmless by Parent for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' and consultants' fees and expenses) actually suffered or incurred by them (hereinafter a "Loss"), arising out of or resulting from:

             (i) the breach of any representation or warranty made by Company and Parent contained in the Acquisition Documents (which, for the purposes hereof, shall include the bring down thereof included in the certificate referenced in Section 7.3(a)), (other than a breach of any representation and warranty if such breach is the result of (A) the exercise of any Company Option after the Effective Time or the treatment of Company Options or the amendment of the Company Option Plan pursuant to Section 1.6(b) hereof or (B) a breach of the representation and warranty contained in Section 2.7 relating to the treatment of the items comprising the Book Value Adjustments or the accounts receivable referred to in subsection (iv) below in the Company Reports, for which Parent shall have no liability;) or

             (ii) the breach of any covenant or agreement by the Company and Parent contained in the Acquisition Documents; or

             (iii) payments by the Company to holders of Company Common Stock (and special counsel to such shareholders) in excess of $500,000 in connection with the repurchase of such stock; or

             (iv) to the extent the Surviving Corporation has been unable to collect, using commercially reasonable efforts, the two accounts receivable set forth on Schedule 9.2 hereto, and, in the case of the receivable from Advanced Technologies, net of the reserve therefore contained on Schedule 9.2 (the "Net Receivables"), an amount equal to the uncollected Net Receivables; or

             (v)    any taxes due and payable under Article VIII hereto; or

             (vi) payments associated with Dissenting Shares, or any amount associated with Dissenting Shares.

         For the purposes of determining whether there has been a breach of any representation or warranty made by Company or Parent, all "Material Adverse Effect" qualifications and other qualifications based on the word material or similar phrases shall be disregarded and all qualifications based on "knowledge" other than in the case of threatened litigation or governmental proceedings shall also be disregarded.

     To the extent that the undertakings of Parent set forth in this Section 9.2 may be unenforceable, Parent shall contribute the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of all Losses incurred by Purchaser, Company and the Subsidiaries.

         (b) A Purchaser Indemnified Party shall give the Parent notice of any matter which a Purchaser Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within sixty (60) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of Parent under this Article IX with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article IX ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if a Purchaser Indemnified Party shall receive notice of any Third Party Claim, the Purchaser Indemnified Party shall give Parent notice of such Third Party Claim within thirty (30) days of receipt by the Purchaser Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release Parent from any of its obligations under this
Article IX except to the extent Parent is materially prejudiced by such failure and shall not relieve Parent from any other obligation or Liability that it may have to any Purchaser Indemnified Party otherwise than under this Article IX. If Parent acknowledges in writing its obligation to indemnify the Purchaser Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then Parent shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Purchaser Indemnified Party within ten (10) days of the receipt of such notice from the Purchaser Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party, in its sole and absolute discretion, for the same counsel to represent both the Purchaser Indemnified Party and Parent, then the Purchaser Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Purchaser Indemnified Party determines counsel is required, at the expense of Parent. In the event Parent exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Purchaser Indemnified Party shall cooperate with Parent in such defense and make available to Parent, at Parent's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Purchaser Indemnified Party's control relating thereto as is reasonably required by Parent. Similarly, in the event the Purchaser Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, Parent shall cooperate with the Purchaser Indemnified Party in such defense and make available to the Purchaser Indemnified Party, at Parent's expense, all such witnesses, records, materials and information in Parent's possession or under Parent's control relating thereto as is reasonably required by the Purchaser Indemnified Party. No such Third Party Claim may be settled by the Parent without the prior written consent of the Purchaser Indemnified Party.

     9.3 Limits on Parent Indemnification. Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of indemnifiable Losses which may be recovered from the Parent arising out of or resulting from the causes enumerated in
Section 9.2(a) shall be an amount equal to twenty-five percent of the Initial Note Face Value; provided, however, that such limitation shall not apply to Tax Matters covered by Article VIII. No claim may be made by the Purchaser with respect to indemnifiable Losses until the aggregate of all indemnifiable Losses exceeds $200,000, and Seller shall not be obligated with respect to indemnified Losses below such threshold; provided that this limitation will not apply for Losses arising under Sections 9.2(a)(iii) through (vi).

     9.4 Reduction in Principal Amount of Note. A Purchaser Indemnified Party's sole remedy in the event of an acknowledgment or determination of liability by Parent with respect to an indemnification claim under Section 9.2 (other than a claim under Section 9.2(a)(v)) is to reduce the outstanding principal amount of the Note by the amount of such claim, subject to the limitations set forth in
Section 9.3. Interest shall thereafter accrue on the remaining principal balance of the Note after giving effect to such reduction. Such reduction may be effected from time to time upon each concession or determination of liability pursuant to the terms hereof, and Purchaser shall record on its records the date and amount of each such reduction. If any reduction is made hereunder for indemnification for which the Purchaser Indemnified Party could have collected on a claim (a "Pass-Through Claim") against a third party, Parent shall be subrogated to all rights and interests of the Purchaser Indemnified Party and any of its successors, to pursue and to collect on any indemnification or other remedy available to the Purchaser Indemnified Party with respect to a Pass-Through Claim.

     9.5  Indemnification by the Purchaser.

          (a) Parent and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "Parent Indemnified Party") shall be indemnified and held harmless by the Purchaser for any and all Losses arising out of or resulting from:

               (i) the breach of any representation or warranty made by Purchaser and Merger Sub contained in the Acquisition Documents (which, for the purposes hereof, shall include the bring down thereof included in the certificate referenced in Section 7.2(a)); or

               (ii) the breach of any covenant or agreement by Purchaser and Merger Sub contained in the Acquisition Documents; or

               (iii) any liability resulting from the exercise of any Company Option after the Effective Time or the treatment of Company Options or the amendment of the Company Option Plan pursuant to Section 1.6(b) hereof.

     For the purposes of determining whether there has been a breach of any representation or warranty made by Purchaser and Merger Sub, all "Material Adverse Effect" qualifications and other qualifications based on the word material or similar phrases shall be disregarded and all qualifications based on "knowledge" other than in the case of threatened litigation or governmental proceedings shall also be disregarded.

     To the extent that the undertakings of Purchaser set forth in this Section
9.5 may be unenforceable, Purchaser shall contribute the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of all Losses incurred by Parent.

          (b) A Parent Indemnified Party shall give Purchaser notice of any matter which a Parent Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within sixty (60) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of the Purchaser under this Article IX with respect to Losses arising from Third Party Claims shall be governed by and contingent upon the following additional terms and conditions: if a Parent Indemnified Party shall receive notice of any Third Party Claim, the Parent Indemnified Party shall give Purchaser notice of such Third Party Claim within thirty (30) days of the receipt by the Parent Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release Purchaser from any of its obligations under this Article IX except to the extent Purchaser is materially prejudiced by such failure and shall not relieve Purchaser from any other obligation or Liability that it may have to any Parent Indemnified Party otherwise than under this Article IX. If Purchaser acknowledges in writing its obligation to indemnify the Parent Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then Purchaser shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Parent Indemnified Party within ten (10) days of the receipt of such notice from the Parent Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Parent Indemnified Party, in its sole and absolute discretion, for the same counsel to represent both the Parent Indemnified Party and Purchaser, then the Parent Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Parent Indemnified Party determines counsel is required, at the expense of Purchaser. In the event Purchaser exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Parent Indemnified Party shall cooperate with Purchaser in such defense and make available to the Purchaser, at the Purchaser's expense, all witnesses, pertinent records, materials and information in the Parent Indemnified Party's possession or under the Parent Indemnified Party's control relating thereto as is reasonably required by Purchaser. Similarly, in the event the Parent Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, Purchaser shall cooperate with the Parent Indemnified Party in such defense and make available to the Parent Indemnified Party, at Purchaser's expense, all such witnesses, records, materials and information in Purchaser's possession or under Purchaser's control relating thereto as is reasonably required by the Parent Indemnified Party. No such Third Party Claim may be settled by Purchaser without the prior written consent of the Parent Indemnified Party.

     9.6 Limits on Purchaser Indemnification. Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of indemnifiable Losses which may be recovered from Purchaser arising out of or resulting from the causes enumerated in Section 9.5(a) shall be equal to twenty-five percent of the Initial Note Face Value. No claim may be made by Parent with respect to indemnifiable Losses until the aggregate of all indemnifiable Losses exceeds $200,000, and Purchaser shall not be obligated with respect to indemnified Losses below such threshold; provided that there shall be no threshold for any Loss under Section 9.5(a)(iii) hereof.

     9.7 Exclusive Rights. An indemnified party's rights to indemnification under this Article IX, including the right to reduction contained in Section 9.4, are the sole rights in the event of a breach of any representation, warranty, covenant or agreement contained in the Acquisition Documents except any Loss as a result of fraud shall not be limited in any way by this Article IX.

                                   ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

     10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

          (a)  by mutual written consent of Purchaser and Parent;

          (b) by either Company or Purchaser if the Merger shall not have been consummated by December 31, 2002 for any reason; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c) by either Company or Purchaser if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

          (d) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Purchaser's representations and warranties or breach by Purchaser is curable by Purchaser through the exercise of its commercially reasonable efforts, then Company may not terminate this Agreement under this Section 10.1(d) for thirty (30) days after delivery of written notice from Company to Purchaser of such breach, provided Purchaser continues to exercise commercially reasonable efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this Section 10.1(d) if it shall have materially breached this Agreement or if such breach by Purchaser is cured during such thirty (30) day period); or

          (e) by Purchaser, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company through the exercise of its commercially reasonable efforts, then Purchaser may not terminate this Agreement under this Section 10.1(e) for thirty (30) days after delivery of written notice from Purchaser to

Company of such breach, provided Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Purchaser may not terminate this Agreement pursuant to this Section 10.1(e) if it shall have materially breached this Agreement or if such breach by Company is cured during such thirty (30) day period).

     10.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 10.1 above will be effective immediately upon (or, if the termination is pursuant to Section 10.1(d) or Section 10.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 10.2,
Section 10.3 and Article XI (General Provisions), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     10.3 Fees and Expenses. Except as set forth in this Section 10.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby by Purchaser shall be paid by Purchaser whether or not the Merger is consummated and all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby by Parent and Company shall be paid by Parent whether or not the Merger is consummated.

     10.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Purchaser, Parent and Company.

     10.5 Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                   ARTICLE XI

                               GENERAL PROVISIONS

     11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

                  (a)      if to Purchaser or Merger Sub, to:


                           Tut Systems, Inc.
                           5964 West Las Positas Blvd.
                           Pleasanton, CA  94588
                           Attention: Salvatore D'Auria, CEO
                           Telephone No.: (925) 460-3900
                           Telecopy No.: (925) 201-4403

                           with a copy to:

                           Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                           975 Page Mill Road
                           Palo Alto, CA 94304-1050
                           Attention: Steven E. Bochner
                           Telephone No.: (650) 493-9300
                           Telecopy No.: (650) 493-6811

                           Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                           One Market, Spear Tower
                           Suite 3300
                           San Francisco, CA 94105
                           Attention: Michael J. Kennedy
                           Telephone No.: (415) 947-2000
                           Telecopy No.: (415) 947-2099

                  (b)      if to Parent or Company, to:

                           Tektronix, Inc.
                           14200 SW Karl Braun Drive
                           Mail Stop 55-LAW Beaverton, OR 97077
                           Attention: General Counsel
                           Telephone No.: (503) 627-6700
                           Telecopy No.: (503) 627-7474
                           with a copy to:

                           Stoel Rives LLP
                           900 SW 5/th/ Avenue
                           Suite 2600
                           Portland, OR 97204
                           Attention: Margaret Hill Noto
                           Telephone No.: (503) 294-9348
                           Telecopy No.: (503) 220-2480

     11.2   Interpretation; Knowledge.

            (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

            (b) For purposes of this Agreement, the term "Material Adverse Effect" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its subsidiaries taken as a whole, other than changes, events, circumstances or effects arising out of general business or economic conditions or generally affecting the industry in which the party is engaged and not disproportionately adversely affecting such party or business; provided that a decline in a Person's stock price shall not in and of itself constitute a Material Adverse Effect.

            (c) For purposes of this Agreement, the term "Person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.


            (d) For purposes of this Agreement, "knowledge" with respect to a party shall mean the actual knowledge of the existence or nonexistence of a fact or matter, after reasonable inquiry, by any of the executive officers of such party.

     11.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     11.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedule, the Parent Schedule and the Purchaser Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder.

     11.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     11.6 Other Remedies; Specific Performance. Except as otherwise provided herein, including without limitation the limitations contained in Section 9.7, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     11.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     11.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     11.10 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY, PURCHASER AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY, PURCHASER OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                TUT SYSTEMS, INC.




                                By:   /s/ Salvatore D'Auria
                                    --------------------------------------------
                                Name: Salvatore D'Auria
                                      ------------------------------------------
                                Title: Chairman, President, Chief Executive
                                       -----------------------------------------
                                Officer, Chief Financial Officer and Secretary
                                ------------------------------------------------


                                TIGER ACQUISITION CORPORATION




                                By:   /s/ Salvatore D'Auria
                                    --------------------------------------------
                                Name: Salvatore D'Auria
                                      ------------------------------------------
                                Title: President and Secretary
                                       -----------------------------------------

                                TEKTRONIX, INC.




                                By:   /s/ James F. Dalton
                                    --------------------------------------------
                                Name: James F. Dalton
                                      ------------------------------------------
                                Title: Vice President, Corporate Development
                                       -----------------------------------------

                                VIDEOTELE.COM, INC.




                                By:   /s/ Douglas C. Shafer
                                    --------------------------------------------
                                Name: Douglas C. Shafer
                                      ------------------------------------------
                                Title: President
                                       -----------------------------------------

                                    EXHIBIT A

                                     FORM OF
                              ARTICLES OF MERGER OF
                          TIGER ACQUISITION CORPORATION
                        WITH AND INTO VIDEOTELE.COM, INC.

     The following Articles of Merger are filed pursuant to ORS 60.494 by VideoTele.com, Inc., an Oregon corporation ("Survivor"), the surviving corporation in the merger of Tiger Acquisition Corporation, an Oregon corporation ("Merger Sub"), with and into Survivor (the "Merger").

     1. The plan of merger (the "Plan") is attached hereto as Exhibit A and is incorporated herein by reference.

     2. The Merger required the approval of the shareholders of Survivor and Merger Sub.

          Survivor's shareholders approved the Merger as follows:

          (a) An aggregate of 8,072,267 shares of common stock and Series A Preferred Stock were outstanding and entitled to vote on the Merger.

          (b) An aggregate of _____ shares of common stock and Series A Preferred Stock voted for the Merger. [No shares of common stock and Series A Preferred Stock voted against the Merger.] [_____ shares of common stock and no shares of Series A Preferred Stock voted against the Merger.]

          (c) 7,500,000 shares of Series A preferred stock were outstanding and entitled to vote on the Merger.

          (d) 7,500,000 shares of Series A preferred stock voted for the Merger. No shares of Series A preferred stock voted against the Merger.

          Merger Sub's shareholders approved the Merger as follows:

          (a) 1,000 shares of common stock were outstanding and entitled to vote on the Merger.

          (b) 1,000 shares of common stock voted for the Merger. No shares of common stock voted against the Merger.

     3. These Articles of Merger are effective when filed with the Secretary of State of the state of Oregon.

     4.   The person to contact about this filing is:

                         Steven H. Hull
                         Telephone:  (503) 294-9122


Dated:  November ___, 2002.         VideoTele.com, Inc.,
                                    an Oregon corporation


                                    By:
                                       -----------------------------------
                                          Douglas Shafer
                                          President

                                     FORM OF
                                PLAN OF MERGER OF
                          TIGER ACQUISITION CORPORATION
                        WITH AND INTO VIDEOTELE.COM, INC.

     1. Parties to the Merger. The names of the entities proposing to merge are Tiger Acquisition Corporation, an Oregon corporation ("Merger Sub"), and VideoTele.com, Inc., an Oregon corporation ("Survivor"). The surviving corporation in the merger (the "Merger") will be Survivor.

     2. "Effective Time" of Merger. Survivor shall execute Articles of Merger, to be filed with the Secretary of State of the state of Oregon. The Merger shall take effect (the "Effective Time") at the time when such filing is completed.

     3. Effect of Merger. At the Effective Time, Merger Sub shall be merged with and into Survivor as provided by the Oregon Business Corporation Act, the existence of Merger Sub shall cease and Survivor shall be the surviving corporation subject to the Articles of Incorporation and the Bylaws of Merger Sub. All of the assets and liabilities of Merger Sub will be assumed by Survivor at the Effective Time.

     4. Conversion of Survivor Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Survivor or the holders of any of the following securities, the following shall occur:

        (a) Conversion of Survivor Common Stock and Survivor Preferred Stock. At the Effective Time, without any action on the part of the holders of the following securities: (i) each outstanding share of common stock, no par value, of Survivor (the "Survivor Common Stock"), will be canceled and extinguished and, pursuant to the terms of the Survivor's articles of incorporation, shall receive no consideration therefor, and (ii) each outstanding share of preferred stock, no par value, of Survivor (the "Survivor Preferred Stock"), will be canceled and extinguished and automatically converted (subject to (c) below) into the right to receive: (i) that number of shares of Purchaser Common Stock equal to the Stock Exchange Ratio and (ii) the Note Portion (the number of shares equal to the Stock Exchange Ratio and the Note Portion being referred to herein, collectively, as the "Merger Consideration") upon surrender of the certificate representing such shares of Survivor Preferred Stock.

        (b) Common Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and non-assessable share of common stock of the Survivor. Each stock certificate of Merger Sub evidencing ownership of any such shares shall thereafter evidence ownership shares of the common stock of the Survivor.

        (c) Fractional Shares. No fraction of a share of Purchaser Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Survivor

Preferred Stock who would otherwise be entitled to a fraction of a share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's certificates(s) representing shares of Survivor Preferred Stock, receive from Purchaser an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average last sale price of one share of Purchaser Common Stock for the five (5) most recent days that Purchaser Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on Nasdaq.

     For purposes of this Section 4, the following terms shall have the following respective meanings:

          (i) "Book Value Adjustments" means certain items totaling $1,990,000 in the aggregate, to the extent such items are not reflected on the balance sheet of Survivor used to determine Estimated Net Book Value.

          (ii) "Company Net Book Value" shall mean the Estimated Net Book Value minus the Book Value Adjustments.

          (iii) "Estimated Net Book Value" shall mean the estimated net book value of Survivor [as of October 31, 2002] [as of a date two days prior to the Effective Time].

          (iv) "Fixed Value" shall mean the Stock Portion multiplied by the Initial Average Purchaser Stock Price.

          (v) "Initial Average Purchaser Stock Price" shall mean the average closing sale price of one (1) share of Purchaser Common Stock as reported on Nasdaq from October 28, 2002 up until and including November ___, 2002 [one (1) trading day prior to the Effective Time].

          (vi) "Initial Note Face Value" shall mean an amount equal to the Company Net Book Value minus the Fixed Value.

          (vii) "Note Portion" shall mean a note payable to the holder of Company Preferred Stock with a principal amount equal to the Initial Face Value.

          (viii) "Nasdaq" shall mean the Nasdaq National Market System.

          (ix) "Purchaser Common Stock" shall mean shares of common stock of Tut Systems, Inc., a Delaware corporation.

          (x) "Purchaser Shares" shall mean the aggregate number of shares of Purchaser Common Stock outstanding immediately prior to the Effective Time.

          (xi) "Stock Exchange Ratio" shall mean the quotient obtained by dividing (x) the Stock Portion by (y) the number of shares of Survivor Preferred Stock outstanding at the Effective Time.

         (xii) "Stock Portion" shall mean the number of shares of Purchaser Common Stock equal to 19.9% multiplied by the Purchaser Shares at the Effective Time.

     5. Amendment to Articles of Incorporation of Merger Sub. At the Effective Time, Article I of the Merger Sub's Articles of Incorporation shall be amended to read in its entirety as follows: "The name of this Corporation is VideoTele.com, Inc., and its duration shall be perpetual."

                                   EXHIBIT B
                                   ---------

                                    Form of

                      STANDSTILL AND DISPOSITION AGREEMENT

                                     Between

                                TUT SYSTEMS, INC.

                                       and

                                 TEKTRONIX, INC.

                          Dated as of November __, 2002

                                TABLE OF CONTENTS

                                                                                Page
                                                                                ----
ARTICLE 1 DEFINITIONS ...........................................................  1

     1.1      Certain Definitions ...............................................  1

ARTICLE 2 STANDSTILL AND RELATED COVENANTS ......................................  3

     2.1      Parent Ownership of Purchaser Securities ..........................  3
     2.2      Standstill Provisions .............................................  4
     2.3      Voting ............................................................  4
     2.4      Voting Trust ......................................................  4
     2.5      Solicitation of Proxies ...........................................  4
     2.6      Acts in Concert with Others .......................................  4
     2.7      Termination .......................................................  5

ARTICLE 3 RESTRICTIONS ON TRANSFER OF SECURITIES; COMPLIANCE WITH
     SECURITIES LAWS; FIRST REFUSAL .............................................  5

     3.1      Restrictions on Transfer of Voting Securities of Purchaser ........  5
     3.2      Restrictive Legends ...............................................  6
     3.3      Procedures for Certain Transfers ..................................  6
     3.4      Covenant Regarding Exchange Act Filings ...........................  7
     3.5      First Refusal .....................................................  7
     3.6      Termination .......................................................  8

ARTICLE 4 REGISTRATION RIGHTS ...................................................  8

     4.1      Shelf Registration ................................................  8
     4.2      Piggyback Registration ............................................  8
     4.3      Shelf Registration Procedures, Rights and Obligations ............. 10
     4.4      Expenses .......................................................... 11
     4.5      Indemnification ................................................... 11
     4.6      Information by Parent ............................................. 12
     4.7      Obligations of Purchaser .......................................... 12
     4.8      Termination ....................................................... 13

ARTICLE 5 MISCELLANEOUS ......................................................... 13

     5.1      Governing Law ..................................................... 13
     5.2      Successors and Assigns ............................................ 13
     5.3      Entire Agreement; Amendment ....................................... 14
     5.4      Notices and Dates ................................................. 14
     5.5      Language Interpretation ........................................... 15
     5.6      Table of Contents; Titles; Headings ............................... 15
     5.7      Counterparts ...................................................... 15
     5.8      Severability ...................................................... 15
     5.9      Injunctive Relief ................................................. 16
     5.10     Automatic Adjustments to Share Numbers ............................ 16

                                     FORM OF

                      STANDSTILL AND DISPOSITION AGREEMENT

     THIS STANDSTILL AND DISPOSITION AGREEMENT (this "Agreement") is made as of November __, 2002, between Tektronix, Inc., an Oregon corporation ("Parent"), and Tut Systems, Inc., a Delaware corporation ("Purchaser").

                                    RECITALS

     A. Pursuant to the terms of the Agreement and Plan of Merger, dated as of October 28, 2002 (the "Merger Agreement"), by and among Purchaser, Parent, Purchaser Acquisition Corporation, an Oregon corporation and Viper, an Oregon corporation and majority-owned subsidiary of Parent, Parent will receive __________ shares of common stock of Purchaser, par value $0.01 per share (the "Shares").

     B. The Merger Agreement provides for the execution and delivery of this Agreement.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and conditions herein and in the Merger Agreement, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

     1.1 Certain Definitions. As used in this Agreement:

         (a) "Affiliate" shall have the meaning set forth in Section 3.3(c).

         (b) "Base Shares" means the number of shares of Purchaser equal to ten percent (10%) of Purchaser's Voting Securities.

         (c) "beneficial ownership" has the meaning provided in Rule 13d-3 promulgated under the Exchange Act. References to ownership of Voting Securities hereunder mean record and/or beneficial ownership.

         (d) "Change in Control of Purchaser" shall mean a merger, consolidation or other business combination or the sale of all or substantially all of the assets of Purchaser (other than a transaction pursuant to which the holders of the voting stock of Purchaser outstanding immediately prior to such transaction have the entitlement to exercise, directly or indirectly, fifty percent (50%) or more of the Total Voting Power of the continuing, surviving entity or transferee immediately after such transaction).

         (e) "Controlled Affiliate" means, with respect to any Person, any Person directly or indirectly controlled by such other Person where, for purposes of this definition, "control" or

"controlled by" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Securities, by contract or otherwise.

         (f) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         (g) "group" shall have the meaning provided in Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder, but shall exclude any institutional underwriter purchasing Voting Securities of Purchaser in connection with an underwritten registered offering for purposes of a distribution of such securities.

         (h) "Indemnified Party" has the meaning set forth in Section 4.4(c).

         (i) "Indemnifying Party" has the meaning set forth in Section 4.4(c).

         (j) "Parent" has the meaning set forth in the recitals hereto and includes any Person controlling Parent.

         (k) "Person" shall mean any person, individual, corporation, partnership, trust, limited liability company or other non-governmental entity or any governmental agency, court, authority or other body (whether foreign, federal, state, local or otherwise).

         (l) "Proportionately" has the meaning set forth in Section 2.3.

         (m) "Purchaser Competitor" is any of the top five (5) companies in the business of making Restricted Products, as measured by revenues from time to time.

         (n) "Register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

         (o) "Registrable Securities" means (i) the Shares and (ii) any securities issued in respect of the foregoing as a result of any stock split, stock dividend, recapitalization, or similar transaction.

         (p) "Registration Expenses" shall mean all expenses incurred in connection with a registration hereunder, including, without limitation, all registration and filing fees, listing fees, printing and automated document preparation expenses, custody fees, fees and disbursements of counsel for Purchaser, blue sky fees and expenses, and the expenses of Purchaser's independent accountants, including any special audits or comfort letters incident to or required by any such registration and the fees and expenses of one counsel to all of the selling shareholders, but excluding the expenses of Parent or its legal (other than one counsel for all the selling shareholders), accounting or other advisors, which shall be paid in any event by Parent.

         (q) "SEC" means the Securities and Exchange Commission or any other federal agency at the agency administering the Securities Act.

         (r) "Securities Act" means the Securities Act of 1933, as amended.

          (s) "Securities" has the meaning set forth in Section 3.2(a).

          (t) "Selling Expenses" shall mean with respect to any registration pursuant to this Agreement, all underwriting discounts and selling commissions applicable to the sale of shares and all fees and disbursements of counsel to any Person other than the Company and one counsel to all of the selling shareholders.

          (u) "Shares" has the meaning set forth in Section A of the recitals above; provided, however, if not capitalized, "shares" shall mean shares of Purchaser's common stock generally.

          (v) "Shelf Registrable Securities" has the meaning set forth in
Section 4.1(a).

          (w) "Shelf Registration Statement" has the meaning set forth in
Section 4.1(a).

          (x) "Suspension Condition" has the meaning set forth in Section
4.2(b).

          (y) "Voting Power" or "Total Voting Power" of Purchaser (or any other corporation) refer to the votes or total number of votes which at the time of calculation may be cast in the election of directors of Purchaser (or such corporation) at any meeting of stockholders of Purchaser (or such corporation) if all securities entitled to vote in the election of directors of Purchaser (or such corporation) were present and voted at such meeting; provided that for purposes of references herein made to any Person's "Voting Power" or percentage beneficial ownership of Total Voting Power, any rights (other than rights referred to in any rights plan of Purchaser (or any such other corporation) or a successor to such rights plan so long as such rights can only be transferred together with the Voting Securities to which they attach) of such Person to acquire Voting Securities (whether or not the exercise of any such right shall be conditioned upon any contingency) shall be deemed to have been exercised in full.

          (z) "Voting Securities," means all securities of Purchaser, entitled, in the ordinary course, to vote in the election of directors of Purchaser. Voting Securities shall not include stockholder rights or other comparable securities having Voting Power only upon the happening of a trigger event or comparable contingency and which can only be transferred together with the Voting Securities to which they attach. References herein to meetings of holders of Voting Securities shall include meetings of any class or type thereof.

     All capitalized terms used and not defined herein shall have the respective meanings assigned to such terms in the Merger Agreement.

                                   ARTICLE 2

                        STANDSTILL AND RELATED COVENANTS

     2.1 Parent Ownership of Purchaser Securities . On the date hereof, and without giving effect to the transactions contemplated by the Merger Agreement, neither Parent nor any Controlled Affiliate of Parent beneficially owns any Voting Securities of Purchaser.

     2.2 Standstill Provisions. Parent shall not acquire, directly or indirectly, and shall not cause or permit any Controlled Affiliate of Parent to acquire, directly or indirectly (through market purchases or otherwise), record or beneficial ownership of any Voting Securities of Purchaser without the prior written consent of the Board of Directors of Purchaser; provided, however, that the prior written consent of the Board of Directors of Purchaser shall not be required for the acquisition of any Voting Securities of Purchaser directly from Purchaser or resulting from a stock split, stock dividend or similar recapitalization by Purchaser. Nothing contained in this Section 2.2 shall adversely affect any right of Parent or any Controlled Affiliate of Parent to acquire record or beneficial ownership of Voting Securities of Purchaser pursuant to any rights plan instituted by Purchaser.

     2.3 Voting. Unless the Board of Directors of Purchaser otherwise consents in writing in advance, Parent shall take such action (and shall cause each Controlled Affiliate of Parent that beneficially owns Voting Securities of Purchaser to take such action) as may be required so that all Voting Securities of Purchaser beneficially owned by Parent (or any such Controlled Affiliate of Parent) from time to time, other than the Base Shares, are voted on all matters to be voted on by holders of Voting Securities of Purchaser in the same proportion (for, against and abstain, with lost, damaged or disfigured ballots counting as abstentions to the extent that they cannot be counted as for or against under applicable law) as the votes cast by the other holders of Voting Securities of Purchaser with respect to such matters ("Proportionately"). At the written request of Purchaser furnished to Parent between 10 and 30 days prior to a shareholders meeting, Parent (or any Controlled Affiliate of Parent), as the holder of Voting Securities of Purchaser, shall be present, in person or by proxy, at all meetings of the stockholders of Purchaser so that all Voting Securities of Purchaser beneficially owned by Parent (or such Controlled Affiliate of Parent) from time to time may be counted for the purposes of determining the presence of a quorum at such meetings. The foregoing provision shall also apply to the execution by Parent of any written consent in lieu of a meeting of holders of Voting Securities of Purchaser or any class thereof.

     2.4 Voting Trust. Parent shall not, and shall not cause or permit any Controlled Affiliate of Parent to, deposit any Voting Securities of Purchaser in a voting trust or, except as otherwise provided herein, subject any Voting Securities of Purchaser to any arrangement or agreement with respect to the voting of such Voting Securities of Purchaser.

     2.5 Solicitation of Proxies. Without the prior written consent of the Board of Directors of Purchaser, Parent shall not, and shall not cause or permit any Controlled Affiliate of Parent to, directly or indirectly (i) initiate, propose or otherwise solicit Purchaser stockholders for the approval of one or more stockholder proposals with respect to Purchaser or induce or attempt to induce any other Person to initiate any stockholder proposal, (ii) make any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14a-1 under the Exchange Act) with respect to any Voting Securities of Purchaser, or become a "participant" in any "election contest" (as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act), with respect to Purchaser or (iii) call or seek to have called any meeting of the holders of Voting Securities of Purchaser.

     2.6 Acts in Concert with Others. Except as contemplated herein, Parent shall not, and shall not cause or permit any Controlled Affiliate of Parent, to participate in the formation, or encourage the formation, of any Person, which owns or seeks to acquire beneficial ownership of, or otherwise acts in concert in respect of the Voting or disposition of, Voting Securities of Purchaser.

Without limiting the generality of the foregoing, and except as contemplated herein, Parent shall not, and shall not cause or permit any Controlled Affiliate of Parent to: (i) join a partnership, limited partnership, syndicate or other group, or otherwise act in concert with any third person, for the purpose of acquiring, holding, or disposing of Voting Securities of Purchaser; (ii) seek election to or seek to place a representative on the Board of Directors of Purchaser; (iii) seek the removal of any member of the Board of Directors of Purchaser; (iv) otherwise seek control of the management, Board of Directors or policies of Purchaser; (v) solicit, propose, seek to effect or negotiate with any other Person with respect to any form of business combination transaction with Purchaser or any Controlled Affiliate thereof, or any restructuring, recapitalization or similar transaction with respect to Purchaser or any Controlled Affiliate thereof; (vi) solicit, make or propose or encourage any other Person with respect to, or announce an intent to make, any tender offer or exchange offer for any Voting Securities of Purchaser; (vii) disclose an intent, purpose, plan or proposal with respect to Purchaser or any Voting Securities of Purchaser inconsistent with the provisions of this Agreement, including an intent, purpose, plan or proposal that is conditioned on or would require Purchaser to waive the benefit of or amend any provision of this Agreement; or
(viii) assist, participation in, facilitate, encourage or solicit any effort or attempt by any Person to do or seek to do any of the foregoing. Parent shall not, and shall not cause or permit any Controlled Affiliate of Parent to, encourage or make any proposal to any Person to engage in any of the actions covered by Section 2.5 and this Section 2.6 hereof.

     2.7 Termination. The provisions of this Article 2 shall terminate on the earliest of (i) Parent (together with all Controlled Affiliates of Parent) beneficially owns in the aggregate Voting Securities of Purchaser representing less than ten (10%) percent of the Total Voting Power of Purchaser, (ii) after a Change in Control of Purchaser, or (iii) three years after the date of this Agreement.

                                   ARTICLE 3

                     RESTRICTIONS ON TRANSFER OF SECURITIES;
                 COMPLIANCE WITH SECURITIES LAWS; FIRST REFUSAL

     3.1 Restrictions on Transfer of Voting Securities of Purchaser. Until ________ [1 year after the Effective Time] Parent shall not, and shall not cause or permit any Controlled Affiliate of Parent to, directly or indirectly, offer to sell, contract to sell, make any short sale of, or otherwise sell, dispose of, loan, gift, pledge or grant any options or rights with respect to, any Securities, or with respect to which Parent or any Controlled Affiliate of Parent has the power of disposition or enter into any agreement or understanding with respect to the foregoing, except to Purchaser, or any Person or group approved in writing in advance by the Board of Directors of Purchaser except that:

          (a) Parent may transfer the Securities subject to Section 3.3(a) below, to any Controlled Affiliate of Parent, so long as such Controlled Affiliate agrees in writing, in form reasonably acceptable to counsel for Purchaser, to hold such Securities subject to all the provisions of this Agreement, and so agrees to transfer such Voting Securities to Parent or another Controlled Affiliate of Parent if it ceases to be a Controlled Affiliate of Parent;

          (b) Parent may transfer the Securities in response to any general offer to purchase or exchange for cash or other consideration Voting Securities or pursuant to any merger, consolidation or other business combination involving Purchaser; and

          (c) Parent may transfer the Securities to any successor or assignee of all or substantially all of Parent's business.

     3.2  Restrictive Legends. The certificate or certificates representing the
(i) the Shares, and (ii) any securities issued in respect of the foregoing as a result of any stock split, stock dividend, recapitalization, or similar transaction (collectively, the "Securities") shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state Securities laws):

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE
          SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR
          TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER AS TO THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION.

     3.3  Procedures for Certain Transfers.

          (a) In connection with any transfer of any Securities pursuant to Sections 3.1(a), (b) or (c) hereof, Parent shall provide the Purchaser with evidence reasonably satisfactory to Purchaser and its counsel that the transaction may be effected without registration under the Securities Act, which may include: (i) a written opinion of legal counsel (including in-house counsel), who shall be reasonably satisfactory to Purchaser, addressed to Purchaser and reasonably satisfactory in form and substance to Purchaser's counsel, to the effect that the proposed transfer of the Securities may be effected without registration under the Securities Act; or (ii) a "no action" letter from the SEC and a copy of any request by Parent (together with all supplements or amendments thereto), which shall have been provided to Purchaser at or prior to the time of first delivery to the SEC's staff, to the effect that the transfer of such Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto, whereupon Parent shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by Parent to Purchaser.

          (b) In connection with any proposed transfer of Securities pursuant to Rule 144, Parent shall comply with the reasonable requirements of Purchaser's transfer agent with respect to sales of restricted securities pursuant to Rule 144.

          (c) Each certificate evidencing the Securities transferred (other than a transfer pursuant to a registration statement) shall bear the restrictive legend set forth in Section 3.2, except that such certificate shall not bear such restrictive legend if: (i) in the opinion of counsel for Purchaser, such legend is not required in order to establish compliance with any provisions of the Securities Act; (ii) the Securities have been held by the holder for more than two years, and the holder represents to counsel for Purchaser that it has not been an "Affiliate" (as such term is defined for purposes of Rule 144) of Purchaser during the three-month period prior to the sale and shall not become an affiliate (as such term is defined for purposes of Rule 144) of Purchaser without resubmitting the Securities for reimposition of the legend; or (iii) the Securities have been sold pursuant to Rule 144 or pursuant to an effective registration statement. The restrictive legend specified in Section 3.2 shall promptly be removed in connection with a sale pursuant to a registration statement or the satisfaction of subclause (i), (ii) or (iii) above.

     3.4 Covenant Regarding Exchange Act Filings. With a view to making available to Parent the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may any time permit Parent to sell securities of Purchaser to the public without registration. Purchaser agrees to:

              (i) Make and keep public information available, as those terms are its understood and defined in SEC Rule 144;

              (ii) File with the SEC in a timely manner all reports and other documents required of the Company under the Act and the Exchange Act; and

              (iii) Furnish to Parent, so long as Parent owns any Voting Securities, forthwith upon request (i) a written statement by Purchaser that it has complied with the reporting requirements of SEC Rule 144; (ii) a copy of the most recent annual or quarterly report of Purchaser and such other reports and documents so filed by Purchaser and (iii) such other information as may be reasonably requested in availing Parent of any rule or regulation of the SEC which permits the selling of any such securities without registration.

     3.5  First Refusal.

          (a) Notice of Transfer. If after _________, 2003 [first year after Effective Date] and before _________, 2004 [two years from Effective Date] Parent proposes to transfer any Securities to a Purchaser Competitor in a private transaction or in a negotiated block trade on an exchange or in an over the counter market, then Parent shall promptly give written notice (the "Notice") to the Purchaser as described in this Section 3.5. The Notice shall indicate the number of Securities to be transferred, the consideration to be paid, and the name of each prospective purchaser or transferee. Parent shall not consummate any such proposed Transfer prior to the satisfaction of the applicable notice periods described herein.

          (b) Purchaser Right of First Refusal. For a period of five (5) days following receipt of any Notice described in Section 3.5(a), Purchaser shall have the right to purchase all (but not less than all) of the Securities subject to such Notice on the same terms and conditions as set forth therein. Purchaser's purchase right shall be exercised by written notice signed by an officer of Purchaser (the "Purchaser Notice") and delivered to Parent within such five (5) day period. Purchaser shall effect the purchase of Purchaser Common Stock, including payment of the purchase price, not more than three (3) business days after delivery of Purchaser's Notice, and at such time Parent shall deliver to Purchaser the certificate(s) representing the Purchaser Common Stock to be purchased by Purchaser, each certificate to be properly endorsed for transfer.

     3.6 Stop Transfer Instructions. Parent acknowledges that Purchaser may give stop transfer instructions to its transfer agent with respect to the contents of this Article III.

     3.7 Termination. The provisions of this Article 3 shall terminate (other than insofar they relate to general application of securities laws) upon the earliest to occur of: (i) the second anniversary date of this Agreement, (ii) such time as Parent (together with all Controlled Affiliates of Parent) beneficially owns in the aggregate Voting Securities of Purchaser representing less than ten (10%) percent of the Total Voting Power of Purchaser or (iii) the closing or other completion of a Change in Control of Purchaser.

                                   ARTICLE 4

                               REGISTRATION RIGHTS

     4.1  Shelf Registration.

          (a) No later than May 30, 2003, Purchaser shall use its commercially reasonable efforts to register pursuant to Rule 415(a)(1)(i) under the Securities Act (or any successor rule with similar effect) a continuous or delayed offering of Registrable Securities (the "Shelf Registrable Securities") to be registered so as to permit the sale thereof on and after December 1, 2003 and, in connection therewith, shall prepare and file with the SEC a shelf registration statement on Form S-3 relating to the Shelf Registrable Securities, if such Form S-3 is available for use by Purchaser (or any successor form of registration statement to such Form S-3), to effect such registration (the "Shelf Registration Statement"), to enable the distribution of the Shelf Registrable Securities. In connection with the Shelf Registration Statement, Parent shall undertake to offer or cause the offering of such Shelf Registrable Securities in accordance with the plan of distribution described in the Shelf Registration Statement which shall include, to the extent allowable on such form, exchange transactions or the over-the-counter market transactions; private transactions other than exchange or over-the-counter market transactions; pledge to secure debts and other obligations; writing of non-traded and exchange-traded call options, hedge transactions and in settlement of other transactions in standardized or over-the-counter options, or a combination of the above transactions; and provide all such information and materials and take all such actions as may be required in order to permit Purchaser to comply with all applicable requirements of the Securities Act, the Exchange Act and the rules and Regulations of the SEC thereunder, and to obtain any desired acceleration of the effective date of the Shelf Registration Statement.

          (b) The procedures to be followed by Purchaser and Parent, and the respective rights and obligations of Purchaser and Parent, with respect to the preparation, filing and effectiveness of the Shelf Registration Statement and the distribution of Registrable Securities pursuant to the Shelf Registration Statement under this Section 4.1 are set forth in Section 4.3 and 4.7 hereof.

     4.2  Piggyback Registration.

          (a) If at any time after the date of this Agreement, Purchaser shall determine to register any of its equity or equity-linked Securities, including registration of shares in a so-called unallocated or universal shelf registration, whether for sale for its own account or for the account of any other Person, other than registration statements relating to (i) employee, consultant or distributor compensation or incentive arrangements, including employee benefit plans, or (ii) acquisitions or any transaction or transactions under Rule 145 under the Securities Act or any successor rule with similar effect, then Purchaser will promptly give Parent written notice thereof and include in such registration statement (a "Piggyback Registration Statement") and in any underwriting involved therein, all Registrable Securities (the "Piggyback Registrable Securities") specified in a written request made by Parent (a "Piggyback Request") within five (5) business days (or such later time as the underwriters may allow in writing) after receipt of such written notice from Purchaser.

          (b) If the Piggyback Registration Statement of which Purchaser gives notice is for an underwritten offering or Purchaser proposes to do an underwritten take down from an unallocated or universal shelf registration, Purchaser shall so advise Parent as a part of the written notice given pursuant to Section 4.2(a). In such event, the right of Parent to registration pursuant to this Section 4.2 (or participate in an underwritten take down in the case of an unallocated or universal shelf registration) shall be conditioned upon the agreement of Parent to participate in such underwriting and in the inclusion of such Piggyback Registrable Securities in the underwriting to the extent provided herein. Parent shall (together with Purchaser and any other holders distributing Securities in such Piggyback Registration Statement, if any) enter into an underwriting agreement (the "Piggyback Underwriting Agreement") in customary form with the underwriter or underwriters selected for such underwriting by Purchaser. If Parent disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to Purchaser and the managing underwriters. Any Piggyback Registrable Securities excluded or excluded from such underwriting shall be excluded from such Piggyback Registration Statement.

          (c) Notwithstanding any other provision of this Agreement, if the managing underwriters of any underwritten offering pursuant to a Piggyback Request determine, in their sole discretion that, after including all the shares proposed to be offered by Purchaser and all the shares of any other Persons entitled to registration rights with respect to such Piggyback Registration Statement (pursuant to other agreements with Purchaser), marketing factors require a limitation of the number of Piggyback Registrable Securities to be underwritten, Purchaser may exclude Piggyback Registrable Securities (a "Piggyback Market Cut-Back"); provided that if Parent is excluded from participation in an offering pursuant to a PiggyBack Registration Statement, such exclusion shall be proportionate to that of such other Persons entitled to registration rights pursuant to other agreements with Purchaser.

          (d) Except to the extent specifically provided in this Section 4.2, the procedures to be followed by Purchaser and Parent, and the respective rights and obligations of Purchaser and Parent, with respect to the distribution of any Piggyback Registrable Securities by Parent pursuant to any Piggyback Registration Statement filed by Purchaser shall be as set forth in the Piggyback Underwriting Agreement, or any other agreement or agreements governing the distribution of such Piggyback Registrable Securities pursuant to such Piggyback Registration Statement.

          (e) Notwithstanding the foregoing, however, nothing in this Section 4.2, or any other provision of this Agreement, shall be construed to limit the absolute right of Purchaser, for any reason and in its sole discretion: (i) to delay, suspend or terminate the filing of any Piggyback Registration Statement;
(ii) to delay the effectiveness of any Piggyback Registration Statement; (iii) reduce the number of securities to be distributed pursuant to any Piggyback Registration Statement; or (iv) to withdraw such Piggyback Registration Statement.

     4.3 Shelf Registration Procedures, Rights and Obligations. The procedures to be followed by Purchaser and Parent, and the respective rights and obligations of Purchaser and Parent, with respect to the preparation, filing and effectiveness of the Shelf Registration Statement, and the distribution of Registrable Securities, pursuant thereto, are as follows:

          (a) Purchaser shall use commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective prior to December 1, 2003 and to keep the Shelf Registration Statement continuously effective until the earlier to occur of: (i) the sale or other disposition of all of the Registrable Securities so registered; (ii) December 1, 2006; and (iii) the termination of Parent's registration rights pursuant to Section 4.7 hereof. Purchaser shall prepare and file with the SEC such amendments and supplements to the Shelf Registration Statement and each prospectus used in connection therewith as may be necessary to make and to keep the Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Registrable Securities proposed to be distributed pursuant to the Shelf Registration Statement until the earlier to occur of: (i) the sale or other disposition of all of the Registrable Securities so registered; (ii) December 1, 2006; and (iii) the termination of Parent's registration rights pursuant to Section 4.8 hereof.

          (b) Notwithstanding any other provision of this Agreement, in the event that Purchaser determines that: (i) non-public material information regarding Purchaser exists, the immediate disclosure of which would be significantly disadvantageous to Purchaser; (ii) the prospectus constituting the Shelf Registration Statement covering the distribution of any Registrable Securities contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; or (iii) an offering of Registrable Securities would materially interfere with any proposed material acquisition, disposition or other similar corporate transaction or event involving Purchaser (each of the events or conditions referred to in clauses (i), (ii) and (iii) of this sentence is hereinafter referred to as a "Suspension Condition"), then Purchaser shall have the right to suspend any distribution of Registrable Securities pursuant to the Shelf Registration Statement for so long as such Suspension Condition exists; provided that Purchaser shall have suspended the filing or effectiveness of all other registration statements registering securities for the account of Purchaser or any other Person (including registration statements on Form S-8) or suspended the distribution of any securities under such registration statements and; provided further, that in the case of (ii) above, Purchaser shall be obligated to use best efforts to amend such registration statement to correct such material misstatement or omission in the Registration Statement and related prospectus. Purchaser will as promptly as practicable provide written notice to Parent when a Suspension Condition arises and when it ceases to exist. Upon receipt of notice from Purchaser of the existence of any Suspension Condition, Parent shall forthwith discontinue efforts to: (i) file or cause the Shelf Registration Statement to be declared effective by the SEC (in the event that the Shelf Registration Statement has not been filed, or has been filed but not declared effective, at the time Parent receives notice that a Suspension Condition has arisen); or (ii) offer or sell Registrable Securities (in the event that the Shelf Registration Statement has been declared effective at the time Parent receives notice that a Suspension Condition has arisen). In the event that Parent had previously commenced or was about to commence the distribution of Registrable Securities pursuant to a prospectus under the Shelf Registration Statement, then Purchaser shall, as promptly as practicable after the Suspension Condition ceases to exist, make available to Parent (and to each underwriter, if any, participating in such distribution) an amendment or supplement to such prospectus. If so directed by Purchaser, Parent shall deliver to Purchaser all copies, other than permanent file copies then in Parent's possession, of the most recent prospectus covering Registrable Securities at the time of receipt of such notice.

          (c) Notwithstanding any other provision of this Agreement, Purchaser shall not be permitted to postpone (i) the filing or effectiveness of the Shelf Registration Statement or (ii) the distribution of Registrable Securities pursuant to the Shelf Registration Statement more than two (2) times in any 360 day period provided that the aggregate of such suspensions may not exceed a total of ninety (90) days in any 360 day period.

     4.4 Expenses. Parent and Purchaser shall pay their respective Selling Expenses. Purchaser shall pay all Registration Expenses incurred in connection with any registration statement that is initiated pursuant to Section 4.2 or 4.3 of this Agreement.

     4.5  Indemnification.

          (a) In the case of any offering registered pursuant to this Article 4, Purchaser hereby indemnifies and agrees to hold harmless Parent (and its officers and directors), and each Person, if any, who controls Parent against any losses, claims, damages or liabilities, joint or several, to which any such Persons may be subject, under the Securities Act or otherwise, and to reimburse any of such Persons for any legal or other expenses reasonably incurred by them in connection with investigating any claims or defending against any actions, insofar as such losses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement under which such Registrable Securities were registered under the Securities Act pursuant to this Article 4, the prospectus contained therein (during the period that Purchaser is required to keep such prospectus current), or any amendment or supplement thereto, or the omission or alleged omission to state therein (if so used) a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, except insofar as such losses, claims, damages or liabilities arise out of or are (i) based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon information furnished to Purchaser in writing by Parent or any underwriter for Parent specifically for use therein, or (ii) made in any preliminary prospectus, and the prospectus contained in the registration statement as declared effective or in the form filed by Purchaser with the SEC pursuant to Rule 424 under the Securities Act shall have corrected such statement or omission and a copy of such prospectus shall not have been sent or otherwise delivered to such Person at or prior to the confirmation of such sale to such Person.

          (b) By requesting registration under this Article 4, Parent agrees, if Registrable Securities held by Parent are included in the Securities as to which such registration is being effected, to indemnify and to hold harmless Purchaser and its directors and officers and each Person, if any, who controls Purchaser within the meaning of the Securities Act against any losses, claims, damages or liabilities, joint or several, to which any of such Persons may be subject under the Securities Act or otherwise, and to reimburse any of such Persons for any legal or other expenses incurred in connection with investigating or defending against any such losses, claims, damages or liabilities, but only to the extent it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission of a material fact in any registration statement under which the Registrable Securities were registered under the Securities Act pursuant to this Article 4, any prospectus contained therein, or any amendment or supplement thereto, which was based upon and made in conformity with information about Parent furnished to Purchaser in writing by Parent or such underwriter expressly for use therein.

               (c) Each party entitled to indemnification under this Section 4.4 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at its own expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article 4 unless such failure resulted in actual detriment to the Indemnifying Party. No Indemnifying Party, (i) in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, which consent shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation, or (ii) shall be liable for amounts paid in any settlement if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

         4.6 Information by Parent. Parent shall furnish to Purchaser such information regarding Parent and the distribution of Registrable Securities proposed by Parent as Purchaser may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Article 4.

         4.7   Obligations of Purchaser. Whenever required under Section 4.1 or
4.2 to effect the registration of any Registrable Securities, Purchaser shall:

               (a) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

               (b) Furnish to Parent such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

               (c) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or "blue sky" laws of such states or jurisdictions as shall be reasonably requested by Parent, provided, however, that Purchaser shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

               (d) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form (including indemnity provisions), with the managing underwriter of such offering.

               (e) Notify Parent, at any time when a prospectus covered by such registration statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, either (a) includes an untrue statement or a material fact or omits to a state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing or (b) to Purchaser's knowledge, fails to comply with the Securities Act or any other applicable federal or state securities laws.

               (f) Furnish, at the request of Parent, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to Article 4, if such securities are being sold through underwriters, on the date that the registration statement with respect to such securities become effective, (a) an opinion, dated such date, of the counsel representing Purchaser for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to Parent and (b) certificates confirming representations and warranties by Purchaser, in form and substance as is customarily given to underwriters in an underwritten public offering delivered to and for the benefit of the underwriters, if any, and Parent and (c) a letter dated such date, from the independent certified public accountants of Purchaser, in form and substance as is customarily given by independent certified public accountants to underwriters in any underwritten public offering, addressed to the underwriters, if any, and to Parent.

         4.8 Termination. The provisions of this Article 4 shall terminate upon the earlier to occur of: (i) four years after the date of the closing of transactions contemplated by the Merger Agreement; (ii) such time as Parent and any Affiliates of Parent beneficially own, in the aggregate, less than 5% of the Total Voting Power of Purchaser, and (iii) such time as Parent can sell all of its shares without restriction under Rule 144 in a five (5) day period and in compliance with the volume limitations specified in Rule 144.

                                    ARTICLE 5

                                  MISCELLANEOUS

         5.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of California as applied to contracts entered into solely between residents of, and to be performed entirely within, such state.

         5.2 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may not be assigned by a party without the prior written consent of the other party; provided that, without the consent of Purchaser, Parent may assign this Agreement (and the rights and obligations hereunder) to any wholly-owned subsidiary in connection with a transfer of Voting Securities of Purchaser to such Affiliate of Parent pursuant to Section 3.1(a), or to the successor or an assignee of all or substantially all of Parent's business, and without the consent of Parent, Purchaser may assign all or part of this Agreement (and the rights and obligations hereunder) to the successor or an assignee of all or substantially all of Purchaser's business; provided that, in each case, such assignee expressly assumes the relevant obligations of this Agreement (by a written instrument delivered to the other party, in form and substance reasonably acceptable to it) and, notwithstanding such assignment, the parties hereto shall each continue to be bound by all of their respective obligations hereunder. This Agreement is not intended and shall not be construed to create any rights or remedies in any parties other than Parent and Purchaser and no Person shall assert any rights as third party beneficiary hereunder.

         5.3 Entire Agreement; Amendment. This Agreement contains the entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersedes all prior agreements and understandings among the parties relating to the subject matter hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

         5.4   Notices and Dates.

               (a) All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be delivered personally (including by courier) or given by facsimile transmission to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other pursuant to this provision) and shall be deemed given when so received:


               (i) if to Purchaser, to:
                   Tut Systems, Inc.
                   5964 West Las Positas Blvd.
                   Pleasanton, CA 94588
                   Attention: Salvatore D'Auria, CEO
                   Telephone No.: (925) 460-3900
                   Telecopy No.: (925) 201-4403

                   with a copy to:

                   Wilson Sonsini Goodrich & Rosati
                   650 Page Mill Road
                   Palo Alto, California 94304-1050
                   Attention: Steven E. Bochner
                   Telephone: (650) 493-9300
                   Telecopy:  (650) 493-6811

                   Wilson Sonsini Goodrich & Rosati
                   One Market, Spear Tower, Suite 3300
                   San Francisco, CA 94105
                   Attention: Michael J. Kennedy
                   Telephone: (415) 947-2000
                   Telecopy No.:  (415) 947-2099
                   if to Parent, to:
                   Tektronix, Inc.
                   14200 SW Karl Braun Drive
                   Mail Stop 55-LAW Beaverton, OR 97077
                   Attention: General Counsel
                   Telephone No.: (503) 627-6700
                   Telecopy No.: (503) 627-7474

                   with a copy to:
                   Stoel Rives LLP
                   900 SW 5/th/ Ave.
                   Suite 2600
                   Portland, OR 97204
                   Attention:  Margaret Hill Noto
                   Telephone No.:  (503) 294-9348
                   Telecopy No.:  (503) 220-2480

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

               (b) In the event that any date provided for in this Agreement falls on a Saturday, Sunday or legal holiday, such date shall be deemed extended to the next business day.

         5.5 Language Interpretation. In the interpretation of this Agreement, unless the context otherwise requires, (a) words importing the singular shall be deemed to import the plural and vice versa, (b) words denoting gender shall include all genders, (c) references to persons shall include corporations or other entities and vice versa, and (d) references to parties, Sections, schedules, paragraphs and exhibits shall mean the parties, Sections, schedules, paragraphs and exhibits of and to this Agreement, unless otherwise indicated by the context.

         5.6 Table of Contents; Titles; Headings. The table of contents and Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. All references herein to Articles and Sections, unless otherwise identified, are to Articles and Sections of this Agreement.

         5.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

         5.8 Severability. If any provision of this Agreement or portion thereof is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     5.9 Injunctive Relief. Parent, on the one hand, and Purchaser, on the other, acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specific performance of the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or equity.

     5.10 Automatic Adjustments to Share Numbers. All numbers regarding the number of shares of Purchaser shall be appropriately and automatically adjusted to take into account any stock splits occurring after the date hereof.



                            [Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers as of the date set forth in the introduction to this Agreement.

TUT SYSTEMS, INC.,                                 TEKTRONIX, INC.,
a Delaware corporation                             an Oregon corporation

By ____________________________________________    By __________________________________________

Name: Salvatore D'Auria                            Name: James F. Dalton
      -----------------------------------------          ---------------------------------------
Title: Chairman, President, Chief Executive        Title: Vice President, Corporate Development
       ----------------------------------------           --------------------------------------
Officer, Chief Financial Officer and Secretary
-----------------------------------------------

                                    EXHIBIT C

                          SUBORDINATED PROMISSORY NOTE

               "This Note has not been registered or qualified under the Securities Act of 1933, as amended, or under any state securities or "blue sky" laws, and may not be transferred or disposed of by the holder in the absence of such registration or qualification or in reliance upon an exemption therefrom."

$____________                                                   Portland, Oregon

                                                              November ___, 2002

FOR VALUE RECEIVED, Tut Systems, Inc. ("Debtor"), promises to pay to the order of Tektronix, Inc. ("Holder"), the principal sum of [the Initial Note Face Value] ($__________), as such sum may be adjusted pursuant to Section 4 hereof from time to time, and to pay interest on the outstanding principal and accrued interest of this Subordinated Promissory Note (this "Note") in accordance with Sections 2 and 3 of this Note. Payment of principal and interest on this Note shall be made by wire transfer or delivery of other immediately available funds in accordance with reasonable instructions by Holder from time to time and shall be payable in United States dollars. The interest on any payments not paid when due, after an extended period for payment of five (5) days, shall bear interest for such period as such payments have not been made, at a rate that is 5% per annum in excess of the interest rate otherwise payable under this Note. This
Note is delivered in connection with that certain Agreement and Plan of Merger by and among Debtor, Tiger Acquisition Corporation, VideoTele.com, Inc. and Holder dated as of October 28, 2002 (the "Agreement").

     1. MATURITY. Debtor shall repay the unpaid principal outstanding balance plus all unpaid interest accrued thereon by means of a single, lump sum payment on ____________ (the "Repayment Date"). All payments received shall be applied first against costs of collection (if any), then against accrued and unpaid interest, then against principal.

     2. DEFINITIONS. All terms not defined herein shall have the meanings assigned to them in the Agreement (including the Exhibits thereto). For the purposes hereof, "Downward Adjustment Items" means (i) the Stock Price Adjustment (if negative), (ii) any PNV Adjustment (if negative) pursuant to
Section 1.15 of the Agreement, and (iii) the indemnification obligations of Holder under Articles VIII and IX of the Agreement.

     3. TERM OF NOTE; INTEREST; REPAYMENT. The term of this Note will begin on the Effective Date and end on the Repayment Date. Interest on the unpaid principal balance (such unpaid principal balance is referred to as the "Outstanding Balance") will accrue from the Effective Date at the rate of eight percent (8%) per annum, calculated on an annual compound basis for a 360 day year and actual days elapsed; provided, however, that no such accrued interest shall be due and payable prior to January 31, 2006, and any interest accrued prior to such date and shall be added to the principal balance of the Note. The Debtor will pay accrued interest on the Note commencing on January 31, 2006 and on each April 30, July 31 and October 31 thereafter until the principal balance has been paid in full.

     4. AUTOMATIC ADJUSTMENT OF PRINCIPAL AMOUNT OF NOTE.

        (a) Adjustment.

             (i) The principal balance of the Note shall be automatically increased for any upward Stock Price Adjustment or a positive PNV Adjustment.

             (ii) The principal balance of the Note shall be automatically reduced upon a determination pursuant to the Agreement that a Downward Adjustment Item exists.

        (b) Notification of Adjustment. Upon any adjustment set forth in this
Section 4, Debtor shall send written notice to Holder of the amount of the adjustment and the reason therefore within ten (10) business days after such reduction. Upon request of the Holder, Debtor shall execute and deliver to Holder a replacement note setting forth the revised principal amount.

     5. SUBORDINATION. The indebtedness evidenced by this Note is hereby expressly subordinated in right of payment to all obligations at any time owing by the Debtor to any (i) bank, financial or lending institution or other non-affiliated entity primarily in the business of extending credit or other financial accommodations in connection with borrowed money for working capital or capital improvements or for capitalized leases ("Permitted Obligations"); and
(ii) reimbursement or subrogation obligations to any entity which has guaranteed any such obligation of the Debtor (collectively, "Senior Indebtedness"). Debtor may not make any payment upon or in respect of this Note (including upon redemption) if (i) a default in the payment of, premium, if any, interest, rent or other obligations in respect of Senior Indebtedness occurs and is continuing beyond any applicable period of grace (a "Payment Default") or (ii) any other default occurs and is continuing with respect to Senior Indebtedness that permits holders of such Senior Indebtedness as to which the default relates to accelerate its maturity and Parent receives a notice of such default (a "Payment Blockage Notice") from Purchaser (a "Non-Payment Default"). Payments on the Note may and shall be resumed (a) in case of a Payment Default, upon the date on which such default is cured or waived or ceases to exist and (b) in the case of a Non-Payment Default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 270 days after the date on which the applicable Payment Blockage Notice is received. Until such times as set forth in
(a) and (b) above, Holder shall not ask, demand or sue for any amounts owing hereunder, accept any payment or transfer of property in settlement thereof, or take any action inconsistent with the rights of the holders of the Senior Indebtedness, including the initiation of any insolvency proceeding against Debtor; provided, however, that the foregoing shall not apply after the payment in full of Senior Indebtedness. Notwithstanding the foregoing, nothing in this
Section 4 shall affect Holder's right to accelerate this Note pursuant to
Section 7.

     6. PREPAYMENT TERMS. All or any portion of the principal amount of the Note may be prepaid by Debtor without penalty at any time following the Effective Date, upon one day's prior notice to Holder.

     7. ACCELERATION. The principal balance of the Note may be accelerated on the following basis:

        7.1 Acceleration on Change of Control. Upon the occurrence of any of the following, Holder may, at its option and in its sole discretion, require the immediate payment of all or a portion of the principal balance of the Note:

        (a) the closing of any agreement between Debtor and any person or group (other than Holder) that results in a Change of Control; or

        (b) the closing by any person, entity or group of a tender offer or exchange offer that results in a Change of Control (a "Third Party Offer").

     For purposes of this Note, a "Change of Control" shall be deemed to have occurred with respect to Debtor if:

            (i) any "person," "entity" or "group" within the meaning of Sections 13(d) and 14(d) of the Exchange Act of 1934, as amended (the "Exchange Act"), (other than Debtor, a Controlled Affiliate of Debtor, any trustee or other fiduciary holding securities under any compensatory benefit plan of Debtor or an Affiliate of Debtor, or any entity owned directly or indirectly by the stockholders of Debtor in substantially the same proportions as their ownership of stock of Debtor), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities representing more than fifty percent (50%) of Debtor's then outstanding voting securities;

            (ii) a merger or consolidation of Debtor with any other corporation which is not a Controlled Affiliate of the Debtor is consummated, other than a merger that would result in the voting securities of the company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of Debtor (or the comparable voting securities of such surviving entity) outstanding immediately after such merger or consolidation, provided, that a merger or consolidation effected to implement a recapitalization of Debtor or an Affiliate thereof (or similar transaction) in which no person acquires more than thirty percent (30%) of the combined voting power of Debtor's then outstanding voting securities shall not constitute a "Change of Control" of Debtor; or

            (iii) the sale or disposition by Debtor of all or a majority of Debtor's assets, other than to a Controlled Affiliate of Debtor, is consummated.

     For purposes of this Note,

        (c) "Affiliate" shall mean, with respect to any specified person, a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified; and

        (d) "Controlled Affiliate" with respect to a person shall mean any Affiliate of such person that is controlled by such person.

     8. Default. For purposes of this Note, the term "default" shall include any of the following:

        (a) The failure by Debtor to pay any amounts due hereunder when due;

        (b) Debtor's indebtedness for borrowed money in excess of $2,500,000 is accelerated as a result of a default or breach of or under any agreement for such borrowed money, including but not limited to loan agreements;

        (c) The filing of a petition in bankruptcy or under any similar insolvency law by Debtor, the making of an assignment for the benefit of creditors, or if any involuntary petition in bankruptcy or under any similar insolvency law is filed against Debtor and such petition is not dismissed within forty-five (45) days after the filing thereof.

     Debtor shall have thirty (30) days to cure any default pursuant to Section 8(b), after receipt of written notice of default from Holder specifying the nature of Debtor's default. If the default is pursuant to Section 8(a) or 8(c) or if Debtor is unable to cure its pursuant to Section 8(b) within such thirty
(30) day period, Holder may, at its option, accelerate repayment of the principal amount hereof in which case it shall be due and payable immediately. If the default is pursuant to Section 8(c), acceleration shall occur immediately without the action of Holder. Upon any default of Debtor hereunder, Holder may pursue any legal or equitable remedies that has available to it.

     9. Miscellaneous.

        (a) Debtor hereby waives presentment, demand, protest, notice of dishonor, diligence and all other notices, any release or discharge arising from any extension of time, discharge of a prior party, release of any or all of any security given from time to time for this Note, or other cause of release or discharge other than actual payment in full hereof.

        (b) Holder shall not be deemed, by any act or omission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Holder and then only to the extent specifically set forth in such writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event. No delay or omission of Holder to exercise any right, whether before or after a default hereunder, shall impair any such right or shall be construed to be a waiver of any right or default, and the acceptance at any time by Holder of any past due amount shall not be deemed to be a waiver of the right to require prompt payment when due of any other amounts then or thereafter due and payable.

        (c) The remedies of Holder as provided herein, or any one or more of them, or in law or in equity, shall be cumulative and concurrent, and may be pursued singularly, successively or together at Holder's sole discretion, and may be exercised as often as occasion therefor shall occur.

        (d) It is expressly agreed that if this Note is referred to an attorney or if suit is brought to collect or interpret this Note or any part hereof or to enforce or protect any rights conferred upon Holder by this Note or any other document evidencing or securing this Note, then Debtor promises and agrees to pay the reasonable costs, including, without limitation, any such costs at trial and on appeal.

        (e) If any provisions of this Note would require Debtor to pay interest hereon at a rate exceeding the highest rate allowed by applicable law, Debtor shall instead pay interest under this Note at the highest rate permitted by applicable law.

        (f) This Note shall be governed by and construed in accordance with and the laws of the State of Oregon applicable to contracts wholly made and performed in the State of Oregon.

        (g) Holder may not transfer or assign any interest on this Note or any of its rights hereunder.

     IN WITNESS WHEREOF, Debtor has executed this Subordinated Promissory Note as of the date first above written.

TUT SYSTEMS, INC.



By: _________________________________________
Name:  Salvatore D'Auria
       -----------------
Title: Chairman, President, Chief Executive Officer,
       ---------------------------------------------
Chief Financial Officer and Secretary
-------------------------------------

      [TUT SYSTEMS, INC. $____________ PROMISSORY NOTE TO TEKTRONIX, INC.]

                                    EXHIBIT D

                                     FORM OF

                             CROSS-LICENSE AGREEMENT


     This Cross-License Agreement (this "Agreement") dated as of November __, 2002 is made between VideoTele.Com, Inc., an Oregon corporation, ("VTC"), and Tektronix, Inc., an Oregon corporation, ("Tektronix").

                                    RECITALS

     A. Tektronix and VTC entered into an Asset Transfer Agreement dated February 26, 2000 (the "Asset Transfer Agreement") under which Tektronix sold and VTC purchased certain assets used by Tektronix in connection with Tektronix's VideoTele.com Business, as more fully described in the Asset Transfer Agreement.

     B. Concurrently with the Asset Transfer Agreement, the parties entered into a VideoTele.Com, Inc. Technology Transfer Agreement (the "Technology Transfer Agreement"), pursuant to which, among other things, Tektronix transferred and licensed to VTC certain Tektronix intellectual property rights related to Tektronix's VideoTele.com Business that were for technology developed prior to the closing of the Asset Transfer Agreement. In connection with this Agreement, and of even date herewith, the parties are entering into an amendment to the Technology Transfer Agreement ("Amended Technology Transfer Agreement").

     C. Under an Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 28, 2002, between Tut Systems, Inc., a Delaware corporation ("Tut"), Tektronix, VTC and Tiger Acquisition Corporation, an Oregon corporation and wholly-owned subsidiary of Tut ("Merger Sub"), Merger Sub will be merged with and into VTC with the result that VTC shall be the surviving corporation and shall become a wholly-owned subsidiary of Tut (the "Merger"). In connection with the Merger, the parties wish to agree to additional licenses of technology and intellectual property as provided herein.

The parties agree as follows:

                                    AGREEMENT

     1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

          1.1 "Affiliate" of a party shall mean (a) any person or entity directly or indirectly controlling, controlled by or under common control with such party; (b) any person or entity in which such party owns or controls fifty percent (50%) or more of the outstanding voting interests of such person or entity; or (c) any successor in interest to any part of the business of such party, whether by merger, sale of stock, sale of assets or otherwise. For purposes of this definition, the term "controls," "is controlled by," or "is under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

          1.2 "Asset Transfer Agreement" shall mean the Asset Transfer Agreement dated as of February 26, 2000 between Tektronix and VTC.

          1.3 "Closing Date" means the Closing Date defined in the Merger Agreement.

          1.4 "Confidential Information"

               (a) Confidential Information of VTC shall mean VTC Technology (a) not generally known to the public or competitors; (b) marked or designated by VTC as proprietary or confidential; (c) known by Tektronix as being considered confidential by VTC; or (d) provided to VTC by third parties under an obligation of confidentiality.

               (b) Confidential Information of Tektronix shall mean Tektronix Technology (a) not generally known to the public or competitors; (b) marked or designated by Tektronix as proprietary or confidential; (c) known by VTC as being considered confidential by Tektronix; or (d) provided to Tektronix by third parties under an obligation of confidentiality.

          1.5 "Effective Date" shall mean the date of this Agreement set forth above.

          1.6 "Technology" shall mean inventions, discoveries, designs, mask work rights, industrial designs, copyrights, trade secrets and know-how, and all rights in databases, and data collections, and any right to use or exploit any of the foregoing.

          1.7 "Tektronix Field of Use" shall mean making, having made, using, selling and otherwise distributing equipment, services and/or technology for testing, measurement, monitoring, and production testing of electronic devices, including without limitation test, measurement and monitoring of components, subsystems, and end products, including in connection with hardware design, firmware design, software design, hardware and software integration, interoperability testing, and conformance testing.

          1.8 "Tektronix Patents" means all claims of all United States and foreign patents, pending patent applications and disclosures that are owned by Tektronix or its Affiliates and that would be infringed by the manufacture, use or sale of products by VTC or its Affiliates in the VTC Field of Use, and that:
(a) have a priority filing date prior to the Closing Date; or (b) have a priority filing date after the Closing Date, but solely to the extent the claims therein are for inventions conceived or reduced to practice prior to the Closing Date; and with respect to, and to the same extent as, (a) and (b), any future continuation, division, or reissue patents, and their foreign equivalents, related thereto, and all rights relating to such patents and patent applications.

          1.9 "Tektronix Technology" shall mean Technology owned or controlled by Tektronix or its Affiliates as of the Closing Date.

          1.10 "VTC Field of Use" means making, having made, using, selling and otherwise distributing equipment, services and/or technology for generation, processing and delivery of content such as audio streams, video streams, or data (whether via broadcast, unicast, or otherwise) for education, entertainment, conferencing and/or security.

          1.11 "VTC Patents" shall mean the issued United States and foreign patents, pending patent applications and disclosures listed on Schedule 1.4 of the Technology Transfer Agreement, and all other claims of all United States and foreign patents, pending patent applications and disclosures, if any, that are owned by VTC or its subsidiaries and that would be infringed by the manufacture, use or sale of products by Tektronix or its Affiliates in the Tektronix Field of Use, and that: (a) have a priority filing date prior to the Closing Date; or (b) that have a priority filing date after the Closing Date, but solely to the extent the claims therein are for inventions conceived or reduced to practice prior to the Closing Date; and with respect to, and to the same extent as, (a) and (b), any future continuation, division, or reissue patents, and their foreign equivalents, related thereto, and all rights relating to such patents and patent applications.

          1.12 "VTC Technology" shall mean Technology owned or controlled by VTC or its subsidiaries as of the Closing Date.

     2. Licenses.

          2.1 License by Tektronix to VTC. Subject to the terms and restrictions set forth herein, Tektronix hereby grants to VTC a royalty-free, fully paid-up, nonexclusive, perpetual, irrevocable, worldwide license to make, have made, use, sell, offer for sale, import and otherwise distribute products covered by, and to otherwise commercially exploit the VTC Technology in the VTC Field of Use. The foregoing license will not be sublicenseable except to VTC's Affiliates. Nothing in this Section 2.1 will be construed to prevent VTC from using (but in no event disclosing) Confidential Information contained in the VTC Technology outside of the VTC Field of Use (but in no event within the Tektronix Field of Use); provided, however, that the foregoing will not be deemed a license to any copyright or patent right of Tektronix.

          2.2 License by VTC to Tektronix. Subject to the terms and restrictions set forth herein, VTC hereby grants to Tektronix a royalty-free, fully paid-up, nonexclusive, perpetual, irrevocable, worldwide license to make, have made, use, sell and otherwise distribute products covered by, and to otherwise commercially exploit, the VTC Technology, solely within the Tektronix Field of Use. The foregoing license will not be sublicenseable except to Tektronix' Affiliates. Nothing in this Section 2.2 will be construed to prevent Tektronix from using (but in no event disclosing) Confidential Information contained in the VTC Technology outside of the Tektronix Field of Use (but in no event within the VTC Field of Use); provided, however, that the foregoing will not be deemed a license to any copyright or patent right of VTC.

          2.3 Reservation of Rights. Nothing in this Agreement is intended to grant one party any rights in any of the other party's intellectual property and trade identity other than as specifically provided in this Section 2. Without limiting the foregoing, the parties agree that nothing in this Agreement is intended to assign or license to either party any rights to any patents, trademarks, domain names or Technology other than as specifically identified herein.

          2.4 Patent Non-Assertion by VTC. VTC agrees that, during the period commencing on the Closing Date and extending to the expiration date of the last of the VTC Patents to expire, it will not assert, nor will it license or otherwise authorize any third party to assert, any VTC Patent against Tektronix, any Tektronix Affiliate or any officers, directors, employees, or agents of the foregoing; or any direct or indirect customer of Tektronix or any Tektronix Affiliate where the assertion relates to a product sold by Tektronix or any Tektronix Affiliate within the Tektronix Field of Use. In the event VTC transfers ownership or control of any VTC Patent to a third party, VTC shall cause the transferee to agree to the obligations of this Section 2.4 with respect to such VTC Patent.

          2.5 Patent Non-Assertion by Tektronix. Tektronix agrees that, during the period commencing on the Closing Date and extending to the expiration date of the last of the Tektronix Patents to expire it will not assert, nor will it license or otherwise authorize any third party to assert, any Tektronix Patent against VTC, any VTC Affiliate, or any officers, directors, employees, or agents of the foregoing; or any direct or indirect customer of VTC or any VTC Affiliate where the assertion relates to a product sold by VTC or any VTC Affiliate within the VTC Field of Use. In the event Tektronix transfers ownership or control of any Tektronix Patent to a third party, Tektronix shall cause the transferee to agree to the obligations of this Section 2.5 with respect to such Tektronix Patent.

          2.6 Licenses Irrevocable. The parties acknowledge that the licenses granted herein and agreements not to assert patent rights may not be terminated for any reason, including breach of this Agreement. Each party's remedies for a breach of this Agreement will be limited to an action for damages, and in no event will either party be entitled to injunctive relief to terminate any license or agreement not to assert patent rights herein.

     3. Confidentiality.

          3.1 Each party agrees that it will maintain the confidentiality of the Confidential Information it receives from the other party. The receiving party shall protect the information against unauthorized disclosure with at least the same degree of care as the receiving party normally exercises to protect its own information of like character and importance, but in no event less than reasonable care.

          3.2 The confidentiality obligations imposed by this Section 3 shall not apply or shall cease to apply to any information that: (a) is lawfully known by the receiving party at the time of disclosure; (b) is or becomes available to the general public through no fault of the receiving party; (c) is independently developed by the receiving party without use of the disclosed information; (d) is lawfully received by the receiving party from a third party not having an obligation of confidentiality to the disclosing party; (e) is disclosed by the disclosing party to a third party free of restriction; or (f) is required to be disclosed by compulsory judicial or administrative process or by law or regulation provided that if either party is required to disclose Confidential Information under clause (f), that party shall first give the other party notice and shall provide such information as may reasonably be necessary to enable the other party to take such action as it deems necessary to protect its interests.

     4. Disclaimer of Warranty. NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO THE RIGHTS LICENSED TO THE OTHER PARTY UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY REPRESENTATION OR WARRANTY THAT: (A) ANY PATENTS OR TECHNOLOGY ARE VALID OR NOT INFRINGED; (B) USE OR APPLICATION OF ANY PATENTS OR TECHNOLOGY WILL NOT INFRINGE OR VIOLATE ANY INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY; OR (C) ANY TECHNOLOGY OR SOFTWARE IS FREE FROM DEFECTS OR MEETS ANY PARTICULAR SPECIFICATIONS. ANY WARRANTIES RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT WILL BE AS SET FORTH IN THE REORGANIZATION AGREEMENT.

     5. Export Regulations. Neither party shall export nor re-export, directly or indirectly, any Technology licensed hereunder, or the direct product thereof, to any country to which export or re-export is restricted by United States government law or regulation without the prior authorization, if required, of the United States Department of Commerce.

     6.   General Terms.

               6.1 Entire Agreement/Modification. This Agreement, together with the Asset Transfer Agreement, contains the entire agreement between the parties with respect to the subject matter hereof, and unless otherwise provided in this Agreement, no modification or waiver of any of the provisions, or any future representation, promise, or addition, shall be binding upon the parties unless made in writing and signed by both parties. For avoidance of doubt, this Agreement is intended to supplement the Technology Transfer Agreement. To the extent any grant of rights described herein was already made as of the Effective Date under the Technology Transfer Agreement, this Agreement will not be construed to vitiate such grant. To the extent of any conflict between the scope of rights to particular Technology granted in this Agreement and the Technology Transfer Agreement, the agreement granting the broader rights will govern.

               6.2 Waiver. The failure of either party to enforce at any time any provision hereof shall not be construed to be a waiver of such provision or of the right thereafter to enforce each and every provision. No waiver by either party to this Agreement, either express or implied, of any breach of any term, condition, or obligation of this Agreement, shall be construed as a waiver of any subsequent breach of that term, condition, or obligation or of any other term, condition or obligation of this Agreement.

               6.3 Force Majeure. Neither party shall be held responsible because of any delay in performance or noncompliance with any provision of this Agreement that results from an act, event, omission, or cause beyond its reasonable control and without its fault or negligence, including but not limited to, strikes, walkouts, civil commotion, riots, wars, fires, explosions, floods, earthquakes, embargoes, or acts of civil or military authority.

               6.4 Independent Contractors. The parties to this Agreement are independent contractors. Nothing contained in this Agreement shall be construed to create relationships of partnership, joint venture, or employment between the parties.

               6.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. Neither party may assign its rights under this Agreement, in whole or in part, without the written consent of the other party, provided, however, that VTC may assign or sublicense all of its rights under this Agreement to a VTC Affiliate, including in connection with a merger, acquisition, or sale of all or substantially all of its assets related to the VTC Field of Use, and Tektronix may assign or sublicense all of its rights under this Agreement to a Tektronix Affiliate, including in connection with a merger, acquisition, or sale of all or substantially all of its assets related to the Tektronix Field of Use. For avoidance of doubt, in the event either party assigns this Agreement as allowed under this Section 6.5, the assigning part will continue to be obligated not to assert its patent rights as described in Section 2.4 or 2.5, as applicable.

               6.6 Severability. If any provision, term, condition, covenant, restriction, or other portion of this Agreement shall be held to be invalid, illegal, or unenforceable by any court of competent jurisdiction, the remaining portion shall remain in force and effect.

               6.7 Attorneys' Fees. If litigation or arbitration is commenced by either party to enforce or interpret any of the provision of this Agreement, the prevailing party shall be entitled to recover reasonable costs, expenses and attorneys' fees at arbitration, trial, on appeal, and on any petition for review.

               6.8 Headings. Headings used herein are for convenience only and shall not be construed a part of, or affect the construction or interpretation of, any provision of this Agreement.

               6.9 Disputes/Governing Law. This Agreement shall be deemed to have been executed in, and shall be exclusively governed by and interpreted in accordance with the laws of, the State of Oregon, excluding choice of law rules.

               6.10 Notices. Any notice or report hereunder shall be given in writing. Notices that affect the other party's rights under this Agreement shall be delivered personally or sent by first-class mail, postage prepaid, addressed to the other party at the address set forth below or at such other address as designated by the party by written notice, or by confirmed telex or facsimile:

     If to Tektronix:

          Tektronix, Inc.
          14200 SW Karl Braun Drive
          Mail Stop 55-LAW Beaverton, OR 97077
          Attention: General Counsel

     If to VTC:

          VideoTele.com, Inc.
          14200 SW Karl Braun Drive
          Mail Stop 50-489 Beaverton, OR 97077
          Attention: General Counsel

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

                                    TEKTRONIX, INC.


                                    By: ________________________________________
                                        James F. Dalton

                                    Title: Vice President, Corporate Development
                                           -------------------------------------


                                    VIDEOTELE.COM, INC.


                                    By: ________________________________________
                                        Douglas C. Shafer

                                    Title: President
                                           ---------

                                    EXHIBIT E

                                     FORM OF
                AMENDMENT NO. 1 TO TECHNOLOGY TRANSFER AGREEMENT

              This Amendment No. 1 (the "Amendment") to the Technology Transfer Agreement dated as of February 26, 2000 (the "Technology Transfer Agreement") is made as of November _____, 2002 by and between VideoTele.Com, Inc., an Oregon corporation, ("VTC"), and Tektronix, Inc., an Oregon corporation, ("Tektronix"). Capitalized terms used herein which are not defined herein shall have the definition ascribed to them in the Technology Transfer Agreement.

                                    RECITALS

         A. Tektronix and VTC entered into an Asset Transfer Agreement dated February 26, 2000 (the "Asset Transfer Agreement") under which Tektronix sold and VTC purchased certain assets used by Tektronix in connection with Tektronix's VideoTele.com Business, as more fully described in the Asset Transfer Agreement.

         B. Concurrently with the Asset Transfer Agreement, the parties entered into the Agreement, pursuant to which Tektronix transferred and licensed to VTC certain Tektronix intellectual property rights that relate to Tektronix's VideoTele.com business relating to technology developed prior to the closing of the Asset Transfer Agreement.

         C. Under an Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 28, 2002, between Tut Systems, Inc., a Delaware corporation ("Tut"), Tektronix, VTC and Tiger Acquisition Corporation, an Oregon corporation and wholly-owned subsidiary of Tut ("Merger Sub"), Merger Sub will be merged with and into VTC with the result that VTC shall be the surviving corporation and shall become a wholly-owned subsidiary of Tut (the "Merger"). In connection with the Merger, the parties wish to clarify the matters described below in the Agreement.

The parties agree as follows:

1. Section 6.1 (Confidentiality) of the Technology Transfer Agreement will be amended by adding the following sentence: "The Assigned VTC Software source code will be deemed the Confidential Information of VTC."

2. Except as amended by this Amendment, the terms and conditions of the Technology Transfer Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this amendment as of the date first written above.

                                 TEKTRONIX, INC.


                                 By: ___________________________________________
                                      James F. Dalton

                                 Title: Vice President, Corporate Development
                                        ----------------------------------------


                                 VIDEOTELE.COM, INC.


                                 By: ___________________________________________
                                      Douglas C. Shafer

                                 Title: President
                                        ----------------------------------------

                                    EXHIBIT F

                                     FORM OF

                          TRANSITION SERVICES AGREEMENT

     This Transition Services Agreement (the "Agreement") is entered into as of November ___, 2002 by and between Tut Systems, Inc., a Delaware corporation, ("Tut Systems") and Tektronix, Inc., an Oregon corporation ("Tektronix"). Capitalized terms not defined herein shall have the meaning provided in the Merger Agreement (as defined in Recital A) (each of Tut Systems and Tektronix, a "Party"; together, the "Parties").

                                    RECITALS:

     A. Tut Systems, Tektronix, VideTele.com, Inc., an Oregon corporation and majority-owned subsidiary of Tektronix ("VTC") and Tiger Acquisition Corporation, an Oregon corporation and wholly-owned subsidiary of Tut Systems ("Merger Sub") are parties to an Agreement and Plan of Merger (the "Merger Agreement") dated October 28, 2002 pursuant to which Merger Sub will be merged with and into VTC with the result that VideTele.com shall be the surviving corporation and shall become a wholly-owned subsidiary of Tut Systems, all upon the terms and conditions set forth in the Merger Agreement; and

     B. Prior to the merger, VTC maintained an office in Beijing, China (the "China Office"). In order to support the continued and uninterrupted operation of the China Office following the Closing Date, the Parties desire to enter into this Agreement, pursuant to which Tektronix will provide or cause to be provided, for the time periods and consideration described below, certain services that have been provided by Tektronix to VTC with respect to the China Office prior to the Closing Date.

                                   AGREEMENT:

     NOW, THEREFORE, in furtherance of the foregoing premises and in consideration of the mutual covenants and obligations set forth in the Merger Agreement and hereinafter, the Parties hereto, intending to be legally bound hereby, do agree as follows:

     1.   SERVICES TO BE PROVIDED BY TEKTRONIX; FEES.

     Subject to the terms and conditions of this Agreement, Tektronix shall provide to Tut Systems the following services for the fees indicated to the extent and provided to VTC with respect to the China Office prior to the date hereof consistent with past practice (individually or collectively referred to herein as, the "Service(s)") until termination as described herein:

               (a) The use of the leased premises occupied by the China Office immediately prior to the Closing Date, including associated utilities;

               (b) Services related to acting as the consignee for importation of Tut Systems demonstration products, provided that Tut Systems adheres to Tektronix's importation policies and further provided that Tut Systems complies with the Chinese temporary import laws. Any cost associated with non-compliance of such laws shall be the responsibility of Tut Systems;

               (c) Services related to the payment of approved VTC business expenses; and

               (d)  Payroll and employee services, as follows:

                       (1) The persons identified on Schedule 1.1 (the "Employees") shall perform services exclusively for Tut Systems.

                       (2) Until such time as Tut Systems has established an entity that can operate in China and employ the Employees, but not later than termination of this agreement, Tektronix shall administer on Tut Systems' behalf the payroll and benefit functions of Tut Systems with respect to the Employees.

                       (3) Employees shall report to and be directed by Tut Systems, and only Tut Systems may terminate their employment.

                       (4) Prior to termination of this agreement, Tut Systems may hire one (1) additional employee that would be subject to this Agreement.

                       (5) Applicable costs associated with this Service include payroll, benefits, and any severance or other costs associated with the Employees' termination.

     2.   COOPERATION AND ACCESS.

     Tektronix agrees to cooperate as reasonably requested by Tut Systems in order to effectuate the Services. Such cooperation includes, but is not limited to, providing the Employees with reasonable access to its facilities, as needed, in order to enable the Employees to perform the Services as well as cooperating with any request by Tut Systems for additional services, provided such services are consistent with past practice.

     3.   FEES AND REIMBURSEMENT.

     Tut Systems shall reimburse Tektronix for all costs associated with the Services provided pursuant to this Agreement on a monthly basis consistent with past practices for determining and allocating such costs within fifteen (15) days of receiving an invoice from Tektronix. Such invoice shall include all costs associated with the Services described in Section 1 of this Agreement and shall be the exact amount paid by Tektronix for the Services.

     4.   DISCLAIMER OF WARRANTY.

     TEKTRONIX PROVIDES ALL SERVICES "AS IS," WITHOUT ANY WARRANTY OF ANY KIND. TEKTRONIX EXPLICITLY DISCLAIMS ANY WARRANTIES RELATED TO THE SERVICES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT THERETO.

     5.   TERM AND TERMINATION.

          5.1 The term of this Agreement shall begin on the Closing Date and shall terminate not later than six (6) months after the Closing Date, unless earlier terminated as provided herein. Tut Systems will, beginning on the Closing Date, diligently pursue the establishment of all necessary entities, licenses, real property leases, permits, payroll systems and third party service providers necessary to maintain the China Office without assistance from Tektronix. Tut Systems shall, at reasonable intervals (but not less often than monthly), report to Tektronix the status of such efforts. Each of the Services herein shall terminate earlier upon Tut Systems' establishing independent systems or relationships for providing the services.

          5.2 Tut Systems may terminate all or any Service(s) provided pursuant to this Agreement on ten (10) days prior written notice to Tektronix. Upon the termination of all Services or the Service described in Section 1(d) hereto, Employees shall become the employees of Tut Systems. In the event the services of Employees are not required by Tut Systems upon such termination, Employees shall be terminated from employment and Tut Systems shall be responsible for all costs of termination.

               (a) In the event of a material breach under this Agreement, the non-defaulting Party may terminate the specific Service(s) to which such breach relates if the defaulting Party fails to cure such breach within thirty (30) days (twenty (20) days after written notice of payment default) of its receipt of a written notice from the non-defaulting Party of such breach, provided that the duties and obligations of the defaulting Party which have accrued prior to the termination of such Service shall not be released or discharged by such termination.

               (b) In the event Tut Systems fails to pay an amount invoiced pursuant to Section 3 of this Agreement due to a dispute between the Parties regarding the amount invoiced for the Service(s), such nonpayment will not be deemed a material breach under this Agreement and the Parties shall have twenty
(20) days in which to resolve the dispute provided Tut Systems pays an amount it reasonably believes to be correct pursuant to this Agreement during this twenty
(20) day period.

               (c) Tektronix shall execute any further assignments or other documents as shall reasonably be requested by Tut Systems to effect the foregoing.

          5.3 Upon termination of any Service(s) provided hereunder, Tektronix shall transfer to Tut Systems a copy of all reasonably available data related to such Service(s).

     6.   CONFIDENTIALITY.

     The exchange and disclosure of confidential, technical and/or proprietary information of the Parties under this Agreement shall be governed by the terms of the confidentiality provisions contained in the Merger Agreement.

     7.   LIABILITY LIMITATIONS.

          7.1 Total Liability. EACH PARTY'S TOTAL LIABILITY TO THE OTHER FOR ANY KIND OF LOSS, DAMAGE OR LIABILITY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, UNDER ANY THEORY OF LIABILITY, SHALL NOT EXCEED THE AMOUNTS ACTUALLY PAID BY TUT SYSTEMS TO TEKTRONIX BY THE EXPRESS TERMS OF THIS AGREEMENT IN THE SIX (6)-MONTH PERIOD IMMEDIATELY PRECEDING THE DATE ON WHICH THE CAUSE OF ACTION GIVING RISE TO SUCH LIABILITY AROSE.

          7.2 Exclusion of Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

     8.   GENERAL.

          8.1 Amendment. This Agreement may be modified only by a written document signed by duly authorized representatives of each Party.

          8.2 Force Majeure. A Party shall not be liable for a failure or delay in the performance of any of its obligations under this Agreement where such failure or delay is the result of flood or other natural disaster, act of God, war, embargo, riot, labor dispute, unavailability of raw materials, or the intervention of any government authority, providing that the Party failing in or delaying its performance promptly notifies the other Party of its inability to perform and states the reason for such inability in writing and uses all reasonable commercial efforts to correct such event at the earliest possible date.

          8.3 Assignment. This Agreement shall be binding upon and shall inure to the benefit of each Party's successors and assigns.

          8.4 Choice of Law. THIS AGREEMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES, SHALL BE INTERPRETED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OREGON, WITHOUT REFERENCE TO PROVISIONS REGARDING CONFLICTS OF LAW.

          8.5 Waiver. Should either of the Parties fail to exercise or enforce any provision of this Agreement, or waive any right in respect thereto, such failure or waiver shall not be construed as constituting a waiver or a continuing waiver of its rights to enforce any other provision or right.

         8.6 Severability. If any provision of this Agreement or the application thereof to any situation or circumstance shall be invalid or unenforceable, the remainder of this Agreement shall not be affected, and each remaining provision, or portion thereof, shall be valid and enforceable to the fullest extent.

         8.7 Effect of Headings. The headings and sub-headings contained herein are for information purposes only and shall have no effect upon the intended purpose or interpretation of the provisions of this Agreement.

         8.8 Integration. This Agreement and the Merger Agreement constitute the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement and integrate all prior discussions and proposals (whether oral or written) between them related to the subject matter hereof. To the extent that there is any conflict between this Agreement and the Merger Agreement, this Agreement shall govern.

         8.9 No Partnership or Agency Created. The relationship of Tektronix and Tut Systems shall be that of independent contractors only. Nothing in this Agreement shall be construed as making one Party an agent or legal representative of the other or otherwise as having the power or authority to bind the other in any manner.

         8.10 Notices. Any notice to be made in connection with any right or obligation arising under this Agreement, shall be provided by registered mail, telegram, facsimile or telex by one Party to the other at the following addresses. Said notices shall be deemed to be effective upon receipt by the receiving Party thereof.

         If to Tut Systems:

         Tut Systems, Inc.
         5964 West Las Positas Blvd.
         Pleasanton, CA 94588
         Attention: Salvatore D'Auria
         Facsimile Number: 925-201-4403

         If to Tektronix:

         Tektronix, Inc.
         14200 SW Karl Braun Drive
         Mail Stop 55-LAW Beaverton, OR 97077
         Attention: General Counsel
         Facsimile Number: 503-627-7474

     Either Party may change its address by written notice given to the other Party in the manner set forth above.

         8.11 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the Parties have had this Transition Services Agreement executed by their respective authorized officers on the date written below.

TEKTRONIX, INC.                                TUT SYSTEMS, INC.



By: ________________________________________   By: _____________________________
    James F. Dalton                                Salvatore D'Auria

Title: Vice President, Corporate Development   Title: Chairman, President, Chief
       -------------------------------------          --------------------------
                                                      Executive Officer, Chief
                                                      ------------------------
                                                      Financial Officer and
                                                      ---------------------
                                                      Secretary
                                                      ---------